UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0059
Washington, D.C. 20549	Expires: January 31, 2008
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Filed by a Party other than the Registrant ☐

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☐	Soliciting Material Pursuant to Rule §240.14a-12

GTSI Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING

AND PROXY STATEMENT

March 31, 2008

The Annual Meeting of the Stockholders of GTSI Corp., a Delaware corporation (the “Company”), will be held at 10:00 a.m., local time, on Thursday, April 24, 2008, at the Company’s headquarters located at 3901 Stonecroft Boulevard in Chantilly, Virginia (the “Meeting”) to consider and act on the following matters:

1.

To elect three Class 2 directors to serve until our 2011 Annual Meeting of Stockholders and until their successors are elected and qualified; and to elect one Class 1 director to serve until our 2010 Annual Meeting of Stockholders and until their successors are elected and qualified.

2.	To amend the Company’s Employee Stock Purchase Plan to increase the employee discount level.
3.	To transact such other business as may properly come before the Meeting or any adjournment(s) thereof.

If you are a holder of record of the Company’s common stock as of the close of business on March 7, 2008, you will be entitled to notice of, and vote at, the Meeting and at any adjournment(s) thereof. All stockholders are cordially invited to attend the Meeting in person.

You can vote in one of four ways:

1.	Visit the web site noted on your proxy card to vote via the internet;
2.	Use the toll-free telephone number on your proxy card to vote by telephone;
3.	Sign, date and return your proxy card in the enclosed envelope to vote by mail; or
4.	Attend the meeting in person to ensure your representation at the Meeting.

Please mark, sign, date and return your proxy card as promptly as possible.

Shareholders are invited to visit the Corporate Governance section of our web site in the “Investors section” of GTSI.com.

By Order of the Board of Directors

Charles E. De Leon

Secretary

TABLE OF CONTENTS

INFORMATION CONCERNING SOLICITATION AND VOTING	1
General	1
Voting and Solicitation	1
PROPOSAL 1	2
ELECTION OF DIRECTORS	2
Introduction	2
Class 2 Nominees for a Three-Year Term Expiring in 2011	2
Class 1 Nominee for a Two-Year Term Expiring in 2010	3
Other Information	3
Class 3 Directors – Term Expiring in 2009	4
Class 1 Directors – Term Expiring in 2010	4
BOARD OF DIRECTORS, COMMITTEES AND CORPORATE GOVERNANCE	4
PROPOSAL 2	8
AMENDMENT TO THE 1991 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE DISCOUNT RATE FOR THE PLAN	8
SUMMARY OF PURCHASE PLAN TERMS	9
Participation in Purchase Plan in 2007	14
COMPENSATION OF DIRECTORS	15
COMPENSATION DISCUSSION AND ANALYSIS	17
Executive Annual Short Term Incentive Plan	23
SUMMARY COMPENSATION TABLE	29
EXECUTIVE OFFICERS	35
AUDIT FEES	47

PROXY STATEMENT

For the Annual Meeting of Stockholders

to be held April 24, 2008

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited by and on behalf of the Board of Directors of GTSI Corp., a Delaware corporation (“GTSI” or the “Company”), for use at the annual meeting of stockholders to be held on April 24, 2008 at 10:00 a.m., local time, or at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Meeting of Stockholders (the “Meeting”).

The Meeting will be held at the Company’s principal executive offices located at 3901 Stonecroft Boulevard in Chantilly, Virginia 20151-1010. The Company’s telephone number is (703) 631-3333. This Proxy Statement and the accompanying notice of the Meeting and form of proxy are first being sent or given to stockholders entitled to notice of, and to vote at, the Meeting on or about March 24, 2008.

The Company’s annual report for the year ended December 31, 2007, which contains consolidated financial statements and other information of interest to stockholders, accompanies this Proxy Statement, but it is not part of the proxy soliciting material.

Only stockholders of record at the close of business on March 7, 2008 (the “Record Date”) are entitled to notice of, and to vote at, the Meeting. At the Record Date, 10,180,022 shares of the Company’s common stock, par value $0.005 per share (“Common Stock”), were issued and, excluding 153,432 shares held in treasury, 10,026,590 shares were outstanding. None of the Company’s 680,850 shares of authorized preferred stock is outstanding.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company’s Secretary a written notice of revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

Voting and Solicitation

As to all matters to be voted upon at the Meeting, each stockholder is entitled to one vote for each share of Common Stock held. The presence in person or by proxy of a majority of the outstanding Common Stock entitled to vote constitutes a quorum for the conduct of business at the Meeting.

With respect to Proposal 1, if a quorum is present at the Meeting, the three nominees for Class 2 directors and the one nominee for Class 1 director receiving the highest number of affirmative votes of Common Stock present in person or by proxy and entitled to vote on the election of directors will be elected. In the election of directors, votes may be cast in favor or withheld with respect to any and all nominees; votes that are withheld may be excluded entirely from the vote and will have no effect on the outcome of the vote. With respect to Proposal 2, the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote is required for approval. An abstention from voting on Proposal 2 will not be treated as a “vote” for or against the matter; it will not have any impact on the vote. Abstentions are, however, included in the determination of the number of shares present and entitled to vote for purposes of determining the presence of a quorum.

Broker non-votes (proxies that indicate that brokers or nominees have not received instructions from the beneficial owner of shares) are counted as shares that are present and entitled to vote for purposes of determining a quorum. If a broker indicates on the proxy that it does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted for purposes of determining the presence of a quorum but will not be treated as present and entitled to vote with respect to that matter.

If a stockholder returns a proxy and no instructions are given, the Common Stock represented thereby will be voted as recommended by the Company’s Board of Directors (the “Board”), including “FOR” the election of the four nominees for directors, as listed below under “Election of Directors”, and the approval of the Proposal 2 as set forth below.

The cost of this solicitation of proxies will be borne by the Company. Proxies will be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone, email or fax. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of Common Stock for their expenses in forwarding solicitation materials to such beneficial owners.

PROPOSAL 1

ELECTION OF DIRECTORS

Introduction

The Company currently has a classified Board currently consisting of two Class 1 directors, three Class 2 directors and three Class 3 directors. The current terms of Class 1 and Class 3 directors continue until the annual meeting of stockholders to be held in 2010 and 2009, respectively, and until their respective successors are elected and qualified. There are currently eight Board members as the result of Mr. M. Dendy Young electing not to run as a director in May 2007. If all the directors nominated below are elected then there will be a total of nine Board members.

At each annual stockholders meeting, directors are elected for a full term of three years to succeed those directors whose term expires at the annual meeting date, although to maintain classes of similar size, this year Mr. Lloyd Griffiths is nominated for a Class 1 board seat, which term will expire in 2010.

At the Meeting, the holders of Common Stock as of the Record Date will elect three Class 2 directors for three-year terms and one Class 1 director for a two-year term. Unless otherwise instructed, proxy holders will vote the proxies received by them for the election of the Company’s three nominees named below for Class 2 directors and one nominee named below for Class 1 director, all of whom, except for Mr. Griffiths, are currently directors of the Company. If any of the nominees of the Company is unable or declines to serve as a director at the time of the Meeting, the proxies will be voted for a nominee who will be designated by the current Board to fill the vacancy. It is not, however, expected that any of the nominees will be unable or will decline to serve as a director. Except for the relationship between Mr. James J. Leto and Todd Leto described in the section entitled “Certain Relationships and Related Transactions” below, there is no family relationship between any director, nominee for election as a director or executive officer of the Company and any other director, nominee for election as a director or executive officer of the Company.

Class 2 Nominees for a Three-Year Term Expiring in 2011

Following are summaries of the background, business experience and descriptions of the principal occupations of the nominees.

Lee Johnson, age 80, has served as a director since March 1996. Since 1984, Mr. Johnson has been the

President of Federal Airways Corporation, a provider of highly modified, special mission high altitude aircraft to civilian and defense agencies. From February 1986 to August 1994, Mr. Johnson served as Chairman of the Board of Directors of Falcon Microsystems, Inc., a government microcomputer reseller that was acquired by the Company in 1994.

James J. Leto, age 64, has served as a director since February 1996 and since February 2006 has served as Chief Executive Officer. From February 2006 until December 2007 he also served as President. From December 2002 to February 2006, Mr. Leto was the Chief Executive Officer of Robbins-Gioia, Inc., a program management consulting firm. From June 1996 through February 2001, he was the Chairman and Chief Executive Officer of Treev, Inc. (formerly known as Network Imaging Corporation), a developer and marketer of software used to manage client/server, object-oriented, and enterprise-wide information. From January 1992 until February 1996, he was the Chairman and Chief Executive Officer of PRC, Inc., a provider of scientific and technology-based systems, products and services to government and commercial clients around the world. Mr. Leto is also a director of Robbins-Gioia, Inc., a program management consulting firm.

Thomas L. Hewitt, age 69, has served as a director since May 2003, and previously served as a director from March 1996 until May 1998. Since January 2000, Mr. Hewitt has been the Chief Executive Officer of Global Governments, Inc., a strategic planning and marketing company. In 1984, Mr. Hewitt founded Federal Sources, Inc., a market research and consulting firm, where he served as Chief Executive Officer and Chairman of the Board until 1999. Mr. Hewitt is also a director of Halifax Corporation, an enterprise maintenance solution company.

Class 1 Nominee for a Two-Year Term Expiring in 2010

Lloyd Griffiths, age 66, has served as Dean of The Volgenau School of IT & Engineering at George Mason University, Fairfax, Virginia since 1997. Prior to joining George Mason, Dr. Griffiths was Chair of the Electrical and Computer Engineering Department at the University of Colorado from 1994-1997. His administrative experience also includes six years at the University of Southern California where he held the title of Associate Dean for Research and Administration in the School of Engineering. Dr. Griffiths holds an M.S. and Ph.D. degrees in Electrical Engineering from Stanford University. Dr. Griffiths is on the Board of Directors at Information Systems Laboratories, Inc., a private engineering firm; JNetDirect, a private software development firm, and Ariel Way, a public technology and services company, and is a Member of the Advisory Board of Sigaba, Inc., a provider of security-related software products.

Other Information

Mr. Lloyd Griffiths was recommended for nomination to the Board of Directors by Mr. James Leto, the Company’s Chief Executive Officer.

Securities and Exchange Commission (SEC) regulations require the Company to describe material legal proceedings, including bankruptcy and insolvency filings, involving nominees for the Board of Directors or companies of which a nominee was an executive officer. The Nominating & Corporate Governance Committee is not aware of any nominee involved in any of the foregoing types of legal proceedings.

The Board recommends a vote FOR the election of the four nominees listed above.

_________________

Class 3 Directors – Term Expiring in 2009

Steven Kelman, Ph.D., age 59, has served as a director since October 1997. Since September 1997, he has been the Weatherhead Professor of Public Management at Harvard University’s John F. Kennedy School of Government. From November 1993 to September 1997, Dr. Kelman served as Administrator of the Office of Federal Procurement Policy at the Office of Management and Budget. From 1986 to 1993, he was Professor of Public Policy at Harvard University’s John F. Kennedy School of Government.

Barry L. Reisig, age 62, has served as a director since May 2003. Since July 2006, Mr. Reisig has been a business consultant. From May 1, 2002, until July 2006, Mr. Reisig was Vice President of Finance of System Planning Corporation, a developer of high technology systems, and President and Chief Executive Officer of its subsidiary, SPC International. From 1980 to 2002, Mr. Reisig was a partner of Arthur Andersen LLP, involved principally in tax matters. Mr. Reisig is also a director of Healthaxis, Inc., a provider of technology-enhanced, integrated business process solutions and services.

John M. Toups, age 82, has served as a director since October 1997 and as Chairman of the Board since May 2007. From January 1978 until his retirement in February 1987, Mr. Toups was President and Chief Executive Officer of PRC, Inc. Mr. Toups is also a director of NVR, Inc., a homebuilding and mortgage banking company, Halifax Corporation, and Wildan Group, a civil engineering services company.

Class 1 Directors – Term Expiring in 2010

Daniel R. Young, age 74, has served as a director since January 2001. From 1977 until October 2000, Mr. D. R. Young had been a senior executive officer of Federal Data Corporation, a provider of information technology products and services to government agencies, including serving since 1995 as President and Chief Executive Officer and since 1998 as Vice Chairman of the Board of Directors of Federal Data Corporation. Mr. D. R. Young is also a director of Halifax Corporation, an enterprise maintenance solutions company, and NCI Corp., an information technology, systems engineering and integration company.

Joseph “Keith” Kellogg, Jr., age 59, has served as a director since April 29, 2004 and previously was a member of the Board from October 29, 2003 until he resigned on December 8, 2003 to provide temporary service to the Federal Government. During this temporary service, General Kellogg served as Chief Operating Officer of the Coalition Provisional Authority in Baghdad, Iraq. General Kellogg was a member of the U.S. Army from 1971 to September 2003, when he retired as a Lieutenant General and a highly decorated war veteran. From September 2003 until January 2005, General Kellogg served as Senior Vice President for Homeland Security Solutions for Oracle Corp. Since January 2005, General Kellogg has been employed by CACI International Inc., as an Executive Vice President, Research and Technology Systems.

BOARD OF DIRECTORS, COMMITTEES AND CORPORATE GOVERNANCE

There are currently eight Board members, and if Mr. Griffiths is elected, there will be nine Board members. With the exception of Mr. Lee Johnson and Mr. Jim Leto, all of our current directors and the Director nominee, Dr. Griffiths, are “independent” as defined by the applicable rule of The Nasdaq Stock Market, Inc. (“Nasdaq”). The independent directors regularly have the opportunity to meet without Mr. Johnson and Mr. Leto in attendance, and, as discussed below, the Board has had since 2004 the position of lead independent director (“Lead Independent Director”), however in 2007, Mr. Toups, the designated Lead Independent Director was elected to the Board Chairman role, and as a result, the Lead Independent Director role has been incorporated into the Chairman role for his tenure. During 2007, there were four regular Board meetings and one special meeting. During 2007 no director attended (in person or by telephone) less than 75% of the aggregate of (a) all Board meetings and (b) all meetings of Board committees of which he was a member. The Company does not have a specific policy regarding attendance of directors at the annual stockholder meeting. All directors, however, are encouraged to attend if available, and the Company tries to ensure that at least one independent director is present at the annual meeting and available to answer any stockholder questions. Mr. M. Dendy Young, Mr. Jim Leto and Mr. John Toups were present at last year’s annual stockholders meeting (the “2007 Annual Meeting”).

The Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The current charters of each of these committees, as well as the duties of the Lead Independent Director, are available on the Company’s Internet website, www.GTSI.com (located on the Investor Relations web page). Also posted on such website is a description of the process for stockholders to send communications to the Board or to one or more particular Board members.

Audit Committee

The primary purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting processes and the audits of its financial statements. The Audit Committee is directly responsible for, among other things, the appointment, compensation, retention, and oversight of the Company’s independent auditor.

Since the 2007 Annual Meeting, the Audit Committee has been composed of Messrs. Reisig (Chairman), Kellogg and Toups. All of the Audit Committee members during the past year, and all of the members who will be appointed for the current year, are independent in accordance with applicable rules of the Securities and Exchange Commission (the “SEC”) and Nasdaq. Each current member is able to read and understand fundamental financial statements, including the Company’s balance sheet, statement of operations and statement of cash flow. The Board has determined that Mr. Reisig is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). During 2007, the Audit Committee met ten times.

Compensation Committee

The primary purpose of the Compensation Committee is to provide assistance to the Board in fulfilling its responsibility with respect to oversight of the establishment, administration and appropriate functioning of stock, compensation and related matters for the Company’s employees. The Committee reviews the salaries and bonuses to be paid to the Company’s Chief Executive Officer and the Company’s other principal executive officers (Chief Financial Officer and President), and make recommendations to the Board on such salaries and bonuses. The Compensation Committee reviews and approves the salaries and bonuses for the Company’s other officers, reviews and approves the compensation discussions and analysis, and administers the Company’s stock option and stock incentive plans. Since the 2007 Annual Meeting, the Compensation Committee has been composed of Messrs. D. R. Young (Chairman), Hewitt, and Kelman. Each of the committee members is independent in accordance with applicable Nasdaq rules. During 2007, the Compensation Committee formally met four times.

Nominating and Governance Committee

The primary purpose of the Nominating and Governance Committee (“Nominating Committee”) is to provide assistance to the Board of Directors in fulfilling its responsibility with respect to oversight of the appropriate and effective governance of the Company, as well as identify and recommend individuals to be presented to the stockholders for election or re-election as Board members. Since the 2007 Annual Meeting, the Nominating Committee has been composed of Messrs. Toups (Chairman), Reisig, and D. R. Young, all of whom are independent in accordance with applicable Nasdaq rules. During 2007, the Nominating Committee formally met once.

Lead Independent Director

The Lead Independent Director assists the Board Chairman and the other Board members in assuring effective corporate governance. The Lead Independent Director’s responsibilities also include assisting the Chairman in reviewing the functions of Board committees and recommending the creation or discontinuance of committees, considering questions of potential conflicts of interest, acting as a resource on corporate governance matters, and acting as the spokesperson for the Company if the Chairman is absent. The Lead Independent Director is to receive a yearly retainer of $10,000. Mr. Toups served as Lead Independent Director from April 29, 2004 (the date of the 2004 annual meeting of stockholders) through May 3, 2007 (the date of the 2007 annual meeting of stockholders). In May 2007, Mr. Toups was elected Chairman of the Board, and no longer assumed this role. The Lead Independent Director role was not subsequently filled, but the role was incorporated into the Chairman role for Mr. Toups’ tenure. During 2007, Mr. Toups received a prorated retainer in the amount of $5,000 to represent the two quarters of the year during which he filled this role.

Board Chairman

In February 2006, the Board acted to separate the duties of Board Chairman and the Company’s Chief Executive Officer. As part of the separation of duties, the Board has provided an annual fee of $50,000 for any non-employee Board Chairman. In 2006, Mr. M. D. Young resigned as Chief Executive Officer but remained as Board Chairman until the 2007 Annual Meeting, choosing to not stand for re-election as a director. The Board appointed John Toups, an existing director, as the new Board Chairman following the 2007 Annual Meeting.

Transactions with Related Persons

We may occasionally participate in transactions with certain “related persons.” Related persons include our executive officers, directors, director nominees, 5% or more beneficial owners of our common stock, immediate family members of these persons, and entities in which one of these persons has a direct or indirect material interest. On July 24, 2003, we adopted a written policy as part of our audit committee charter that provides for the review and, if applicable, approval at each regularly scheduled meeting any related party transaction as required by Nasdaq. Under this policy, the Audit Committee is responsible for the review and approval of each related person transaction exceeding $120,000. The Audit Committee, or the Chairman, considers all relevant factors when determining whether to approve a related person transaction including, without limitation, whether the proposed transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties. Among other relevant factors, they consider the following:

• the size of the transaction and the amount of consideration payable to the related person(s);

• the nature of the interest of the applicable director, director nominee, executive officer, or 5% stockholder, in the transaction; and

• whether we have developed an appropriate plan to monitor or otherwise manage the potential for a conflict of interest.

Based on all relevant facts and circumstances, taking into consideration our contractual obligations, the Audit Committee determines whether it is in our and our stockholders’ best interest to continue, modify or terminate the related person transaction. In 2007, other than as discussed on page 43, the Audit Committee did not identify any related person transaction.

DIRECTOR NOMINATIONS AND QUALIFICATIONS

The Nominating Committee will consider nominees for director recommended by stockholders with respect to elections to be held at an annual stockholders meeting. In accordance with the Company’s Bylaws, to nominate an individual for election to the Board at an annual stockholders meeting, a stockholder must deliver written notice of such nomination to the Company’s Secretary not fewer than 60 days nor more than 90 days prior to the date of the annual meeting (or if less than 60 days notice or prior public disclosure of the date of such annual meeting is given or made to the stockholders, not later than the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made). The notice of a stockholder’s intention to nominate a director must include:

•	information regarding the stockholder making the nomination, including name, address and number of GTSI shares that are beneficially owned by the stockholder;
•

a representation that the stockholder is entitled to vote at the meeting at which directors will be elected, and that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•

the name and address of the person or persons being nominated and such other information regarding each nominated person that would be required in a proxy statement filed pursuant to the SEC’s proxy soliciting rules if the person had been nominated for election by the Board;

•	a description of any arrangements or understandings between the stockholder and such nominee and any other persons (including their names), pursuant to which the nomination is made; and
•	the consent of each such nominee to serve as a director if elected.

The Board Chairman, other directors and executive officers may also recommend director nominees to the Nominating Committee. The committee will evaluate nominees recommended by stockholders against the same criteria that it uses to evaluate other nominees. These criteria include the candidate’s experience, skills and personal accomplishments, as well as other factors that are listed as an appendix to the Nominating Committee charter, which is posted on the Company’s Internet website, www.GTSI.com (located on the Investor Relations web page). The committee has not in the past retained any third party to assist it in identifying nominees.

The Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. The committee periodically assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the Nominating Committee will consider various potential candidates for director. Candidates may come to the attention of the Nominating Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating Committee, and may be considered at any point during the year. As described above, the Nominating Committee will consider properly submitted stockholder nominations for candidates for the Board. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating Committee at a meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to the Nominating Committee. Such committee also will review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the Nominating Committee seeks to achieve a balance of knowledge, experience, and capability on the Board.

PROPOSAL 2

AMENDMENT TO THE 1991 EMPLOYEE STOCK PURCHASE PLAN

TO INCREASE THE DISCOUNT RATE FOR THE PLAN

The Board approved the Company’s 1991 Employee Stock Purchase Plan in November 1991 (“Purchase Plan”). The Purchase Plan was subsequently amended in January 1992 by the Board and, as amended, approved by the stockholders in June 1992. As approved by the Board in February 2000 and by the stockholders in May 2000, the Purchase Plan was amended further to extend its term to November 1, 2011, and increase the Common Stock reserved for issuance under the Purchase Plan from the initial 250,000 shares by 500,000 shares to a total of 750,000 shares. As approved by the Board on January 23, 2004 and by the stockholders in April, 2004 the Purchase Plan was amended to increase the Common Stock reserved for issuance under the Purchase Plan from a total of 750,000 to a total of 1,600,000 shares. On December 27, 2005, GTSI’s Board of Directors unanimously agreed to decrease the Plan’s fifteen percent (15%) employee discount to a five percent (5%) discount and eliminated the look-back provision so that the five percent (5%) discount would be based on end-of-period stock price. As of March 7, 2008, a total of 914,361 shares had been purchased and issued under the Purchase Plan and a total of 685,639 shares of Common Stock remained in reserve for issuance under the Purchase Plan.

On March 4, 2008, subject to stockholder approval, the Board approved an increase in the discount rate at which employees purchase shares from five percent (5%) to fifteen percent (15%), which will initially apply to the offering period July 1, 2008 to December 31, 2008.

The Board believes that the Purchase Plan is an important factor in attracting, retaining and motivating qualified employees essential to the Company’s success. Many of the Company’s competitors offer similar plans. In fact, the GTSI 2007 Annual Employee Survey identified that most GTSI employees do not see the current five percent (5%) discount as an adequate incentive to participate in the Purchase Plan. In addition, Fortune Magazine has identified an employee stock purchase plan as a key attribute for companies that are nominated for its award “Best Place to Work.” For these reasons, the Board believes that the Company will be at a disadvantage if it does not increase the discount rate at which the Purchase Plan shares are offered to employees. As of June 30, 2007, the Purchase Plan had only 57 active participants, compared with a total of 132 participants in June, 2005 when the discount rate was formerly at fifteen percent (15%). In consideration of historical usage, the anticipated cost to the company, assuming a growth in participation to 110 participants at a market value of $8.84 per share, would be approximately $85,000. The Board believes that it is important to have the increased value of this benefit as an integral part of GTSI’s benefit package to remain competitive in the hiring of new candidates and in retaining its valued employee base.

The Board unanimously recommends a vote FOR approval of this proposal to amend the Purchase Plan.

SUMMARY OF PURCHASE PLAN TERMS

The following summary of the Purchase Plan is qualified in its entirety by the specific language of the Purchase Plan, a copy of which will be available to any stockholder upon written request to the Company’s Secretary.

General

The Purchase Plan, which expires on November 1, 2011, had, as of March 7, 2008, a total balance of 685,639 shares of Common Stock reserved for issuance under the plan. The Purchase Plan and the right of participants to make purchases of Common Stock thereunder are intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code of 1986, as amended (the “Code”). See “Federal Income Tax Information” below. The Purchase Plan is not a qualified deferred compensation Purchase Plan under Code Section 401(a) and is not subject to the Employee Retirement Income Security Act of 1974, as amended.

Purpose

The purpose of the Purchase Plan is to provide employees of the Company and its subsidiaries with an opportunity to purchase Common Stock through payroll deductions.

Administration

The Purchase Plan may be administered by the Board or a committee appointed by the Board. Members of the Board or its committee who also are eligible employees are, subject to certain limitations, permitted to participate in the Purchase Plan. The interpretation and construction of any provision of the Purchase Plan is within the sole discretion of the Board or its committee, whose determination is final, conclusive and binding upon all participants. No charges for administrative or other costs may be made against the payroll deductions of a participant in the Purchase Plan. Board members receive no additional compensation for their services in connection with the administration of the Purchase Plan.

Eligibility

Beginning the first day of the month following commencement of employment, all employees, including officers and directors, who are customarily employed by the Company or its subsidiaries for more than 20 hours per week and five months or more per calendar year and who are employed by the Company or its subsidiaries at the beginning and end of an applicable offering period are eligible to participate in such offering under the Purchase Plan, subject to certain limitations imposed by Code Section 423(b) and limitations on stock ownership as defined in the Purchase Plan.

During the fiscal year ended December 31, 2007, the five Named Executive Officers, including the Company’s Chief Executive Officer, purchased zero (0) shares of Common Stock under the Purchase Plan. As of March 7, 2008, approximately 681 employees of the Company were eligible to participate in the Purchase Plan, including each of the five Named Executive Officers. Non-employee directors are not eligible to participate in the Purchase Plan, and did not, therefore, purchase any Common Stock under the Purchase Plan.

No employee may purchase more than $25,000 in fair market value of Common Stock for any calendar year under the Purchase Plan. Also, no employee may purchase any Common Stock under the Purchase Plan if immediately thereafter such employee’s ownership of shares and options to purchase shares represented more than five percent of the total Common Stock issued and outstanding at that time. As of March 7, 2008, the closing price of the Common Stock was $8.40 per share, as reported by Nasdaq.

Participation in the Purchase Plan

The Purchase Plan is implemented by one offering during each six-month period of the calendar year. Offering periods commence on January 1 and July 1 of each year and continue for six months. The Board has the power to alter the duration of the offering periods without stockholder approval. Eligible employees may become participants in the Purchase Plan by completing a subscription agreement authorizing payroll deductions and delivering it to the Company’s payroll office at least 15 days prior to the first offering date with respect to which it is to be effective, unless a later time for filing the subscription agreement has been set by the Company for all eligible employees with respect to a given offering. An employee’s participation continues from offering period to offering period at the deduction rate authorized in the subscription agreement unless the participant makes a timely election of a different rate or withdraws from the Purchase Plan by filing a new subscription agreement specifying the desired change. An employee who becomes eligible to participate in the Purchase Plan after the commencement of an offering period may not participate until the commencement of the next offering period.

Purchase Price

The purchase price per share at which shares will be sold in an offering under the Purchase Plan is 95% (85% if this Proposal 2 is approved) of the fair market value of a share of Common Stock on the last day of the offering period. The fair market value of the Common Stock on a given date will be equal to the closing price of the Common Stock on such date as reported by Nasdaq.

Payment of Purchase Price; Payroll Deductions

The purchase price of the shares is paid through accumulated payroll deductions over the offering period. The rate of deductions may not exceed 15%, or such other rate as may be determined from time to time by the Board, of a participant’s compensation and a participant may not increase or decrease the rate of deduction for an offering period after it commences. Payroll deductions for a participant shall commence on the first payday following the date of commencement of the offering period and shall continue thereafter from offering period to offering period at the same rate unless such rate is changed. The employee participant may elect to change his or her percentage rate of payroll deduction only by completing and filing a new subscription agreement with the Company not fewer than 15 days prior to the first day of the offering period with respect to which it is to become effective.

All payroll deductions are credited to the participant’s account under the Purchase Plan and are deposited with the Company’s general funds. Any amounts remaining to the credit of a participant’s account after the purchase of the permitted number of shares at the end of an offering period, other than an amount representing a fractional share, will be returned to the participant without interest. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose.

Purchase of Stock; Exercise of Option

By executing a subscription agreement to participate in the Purchase Plan, an employee is entitled to have shares placed under option to him or her. The maximum number of shares which may be placed under an option is that number of whole shares of the Common Stock arrived at by dividing (a) an amount equal to 5% of a participant’s aggregate compensation for the 12 calendar months prior to the offering date, by (b) 95% (85% if this Proposal 2 is approved) of the fair market value of a share of the Common Stock at the offering date. Although the actual purchase price per share upon the exercise of an option under the Purchase Plan will be 95% (85% if this Proposal 2 is approved) of the fair market value of the Common Stock on the last day of the offering period, the maximum number of shares which may be purchased upon the exercise of an option at the end of an offering period will not exceed the number calculated in accordance with the formula in the preceding sentence.

Unless an employee’s participation in the Purchase Plan is terminated, his or her option for the purchase of shares will be exercised automatically on the last day of the offering period at the applicable price. The shares purchased for an employee will be delivered to him or her as promptly as practicable after the six- month holding period following the end of the applicable offering period, together with any cash remaining to the credit of his or her account under the Purchase Plan after the purchase of shares, other than any amount representing a fractional share. Any amount representing a fractional share will be credited to a participant’s account for the next offering period.

Notwithstanding the foregoing, no employee will be permitted to subscribe for shares under the Purchase Plan if, immediately after the grant of an option thereunder, the employee would own 5% or more of the outstanding voting stock or value of all classes of stock of the Company or its subsidiaries (including stock which may be purchased through subscriptions under the Purchase Plan or pursuant to any other options), nor will any employee be granted an option under an employee stock purchase plan (within the meaning of Code Section 423 and any successor provision) which would permit the employee to buy more than $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted) in any calendar year. Furthermore, if the number of shares which would otherwise be placed under option at the beginning of an offering period exceeds the number of shares then available under the Purchase Plan, a pro rata allocation of the shares remaining will be made in as equitable a manner as is practicable.

Withdrawal

Although each participant in the Purchase Plan is required to sign a subscription agreement authorizing payroll deductions, a participant can discontinue his or her participation in a given offering in whole, but not in part, by signing and delivering to the Company a notice of option cancellation and withdrawal from the Purchase Plan at any time prior to the end of an offering period. Promptly after such withdrawal, all payroll deductions credited to the employee’s account will be returned to him or her without interest and no further payroll deductions will be made during the offering period.

Any withdrawal by an employee of accumulated payroll deductions for a given offering automatically terminates the employee’s interest in that offering. In effect, the employee is given an option which may or may not be exercised upon termination of the applicable offering period. By executing the subscription agreement to participate in the Purchase Plan, an employee does not become obligated to make the stock purchase; rather the subscription agreement is merely an election by the employee to place shares under option to him or her. Unless an employee’s participation is terminated, his or her option for the purchase of shares will be exercised automatically at the end of the offering period, and the maximum number of full shares purchasable with the employee’s accumulated payroll deductions will be purchased for the employee at the applicable price.

A participant’s withdrawal from an offering or an employee’s decision not to participate in an offering does not have any effect upon such participant’s eligibility to participate in subsequent offerings under the Purchase Plan.

Termination of Employment

Termination of a participant’s employment for any reason, including retirement, death or the failure of a participant to remain in the continuous employ of the Company for more than 20 hours per week during the offering period, terminates his or her participation in the Purchase Plan. In such event, the payroll deductions credited to the participant’s account will be returned without interest to such participant, or, in the case of death, to the person or persons entitled thereto as specified by the participant in the subscription agreement.

Adjustment Upon Changes in Capitalization

Subject to any required action by the stockholders, the number of shares of Common Stock covered by an option under the Purchase Plan and the number of shares which are available for issuance, as well as the option price per share of an unexercised option, will be proportionately adjusted for any change in the number of shares of Common Stock resulting from a stock split, stock dividend, spin-off, reorganization, recapitalization, merger, consolidation, exchange of shares or the like. In the event of a dissolution or liquidation of the Company, a sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another corporation, outstanding options will be assumed by the successor corporation or the Board will declare that any option will terminate as of a date fixed by the Board or its committee which is at least 30 days after notice thereof is given to participants. Unless a participant terminates his or her participation in the Purchase Plan prior to such date, his or her option to purchase shares will be automatically exercised on such date (subject to the six-month holding period) and the accumulated payroll deductions credited to a participant’s account on such date will be applied to purchase whole shares of the Common Stock (up to the maximum number of shares subject to his or her option).

Nonassignability

No rights or accumulated payroll deductions of an employee under the Purchase Plan may be pledged, assigned or transferred for any reason (other than upon the death of an employee as provided in the Purchase Plan), and any such attempt may be treated by the Company as an election by the participant to withdraw from the Purchase Plan.

Designation of Beneficiary

A participant may file a written designation of a beneficiary who is to receive any shares and/or cash from the participant’s account under the Purchase Plan in the event of such participant’s death. Such designation of beneficiary may be changed by the participant at any time by written notice to the Company. In the event of the death of a participant and in the absence of a validly designated beneficiary who is living at the time of the participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the participant’s estate, or if no such person has been appointed, then to such person as the Company determines in its discretion.

Reports

Individual accounts are maintained for each Purchase Plan participant. Each participant receives as promptly as practicable after the end of each offering period a report of his or her account setting forth the total number of accumulated payroll deductions, the per share purchase price, the number of shares purchased (subject to the six-month holding period) and the remaining cash balance, if any, in his or her account.

Amendment and Termination of the Purchase Plan

The Board may at any time amend or terminate the Purchase Plan, except that any termination shall not affect options previously granted thereunder nor may any amendment make any change in an option granted prior thereto which adversely affects the rights of any participant without his or her prior written consent. No amendment may be made to the Purchase Plan without prior approval of the Company’s stockholders if such amendment would increase the number of shares reserved under the Purchase Plan, modify the eligibility requirements or materially increase the benefits which may accrue to participants under the Purchase Plan. In any event, the Purchase Plan will terminate on November 1, 2011, provided that such termination shall not affect options previously granted and then outstanding. The current proposal increases the discount rate at which shares are offered to employees participating in the Purchase Plan to fifteen percent (15%).

Federal Income Tax Information

The following is a brief summary of certain federal income tax consequences relating to participation in the Purchase Plan. The summary does not purport to be complete, is solely for general information and does not make any specific representations to any participant. The tax treatment under foreign, state or local law is not covered in this summary. In addition, tax laws are subject to change at any time.

The Purchase Plan and the right of participants to make purchases thereunder are intended to qualify under the provisions of Code Sections 421 and 423. Under these provisions, no income will be taxable to a participant at the time of grant of an option or purchase of shares. As summarized below, a participant may become liable for tax upon disposition of the shares acquired under the Purchase Plan.

If shares are disposed of by a participant at least two years after the date of the beginning of the offering period in which such shares were acquired, the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price of the shares or (b) the excess of the fair market value of the shares at the beginning of the offering period in which such shares were acquired over the purchase price of the shares (computed as of the commencement of such offering period) will be treated as ordinary income to the participant. Any further gain upon such disposition will be treated as long-term capital gain. If the shares are sold and the sales price is less than the purchase price, the participant does not recognize any ordinary income and has a long-term capital loss equal to the difference. The Company is not allowed an income tax deduction in connection with such disposition.

If shares are disposed of by a participant (including by way of gift) before the expiration of the two-year holding period described above, the excess of the fair market value of the shares on the date the option is exercised over the purchase price of the shares will be treated as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of the shares is made. In the event of such a disposition, the Company is entitled to a deduction for the amount treated as ordinary income to a participant. The balance of any gain realized on such disposition will be treated as a short-term or long-term capital gain, as the case may

be. Even if the shares are sold for less than their fair market value on the date the option was exercised, the same amount of ordinary income will be attributed to a participant and a capital loss will be recognized equal to the difference between the sales price and the value of the shares on the option exercise date.

The ordinary income reported under the rules described above, added to the actual purchase price of the shares, determines the tax basis of the shares for the purpose of determining capital gain or loss on a sale or exchange of the shares.

Participation in Purchase Plan in 2007

The following table sets forth certain information with respect to the participation in the Purchase Plan during 2007 by the Company’s Chief Executive Officer, the Company’s other four Named Executive Officers, the Company’s executive officers as a group, and the Company’s non-executive officer employees as a group. Non-employee directors are not eligible to participate in the Purchase Plan.

Name and Position	Number of Shares Purchased	Purchase Price June 30, 2007	Purchase Price Dec. 31, 2007	Weighted Average Purchase Price
James Leto, CEO	0	N/A	N/A	N/A
Scott Friedlander, President and COO	0	N/A	N/A	N/A
Joseph Ragan, Senior Vice President and CFO	0	N/A	N/A	N/A
Robert Mitchell, Senior Vice President and CIO	0	N/A	N/A	N/A
William Weber, Senior Vice President	0	N/A	N/A	N/A
Executive Group	0	N/A	N/A	N/A
Non-Executive Officer Employee Group	1,643	$12.27	$9.37	$9.74

The Board recommends a vote FOR the proposal to approve the amendment to the Plan, and your proxy will be so voted unless you specify otherwise.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Proposals of stockholders which are intended to be presented by such stockholders at the annual meeting of stockholders to be held in 2009, including the nomination of persons to serve on the Board, must be received by the Company’s Secretary not later than November 30, 2008, for inclusion in the proxy statement for that annual meeting. Stockholders who wish to present a proposal at the annual meeting of stockholders to be held in 2009, which has not been included in the Company’s proxy materials, must submit such proposal in writing to the Company in care of the Company’s Secretary. Any such proposal received by the Company’s Secretary after February 9, 2009, shall be considered untimely under the provisions of the Company’s bylaws governing nominations and the proposal of other business to be considered by the Company’s stockholders at that annual meeting. As discussed above, the Company’s bylaws contain further requirements relating to timing and content of the notice which stockholders must provide to the Company’s Secretary for any nomination or other business to be properly presented at an annual meeting of stockholders. It is recommended that stockholders submitting proposals direct them to the Company’s Secretary by certified mail, return receipt requested, to ensure timely delivery. No stockholder proposals were received with respect to the Meeting.

Stockholders submitting proposals must have continuously held at least $2,000 in market value, or one percent (1%), of the Company’s securities entitled to be voted on the proposal for at least one year prior to submitting the proposal. The stockholder’s proposal and accompanying supporting statement cannot exceed 500 words. Stockholders may not submit more than one proposal per year.

CODE OF ETHICS

The Company has adopted a Code of Ethics that applies to all of its directors, officers (including principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) and employees. The Code of Ethics is posted on the Company’s Internet website, www.GTSI.com (located on the Investor Relations web page). The Company intends to satisfy the disclosure requirements under Item 5.05 of SEC Form 8-K regarding any amendment to or waiver of the Code of Ethics with respect to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions, by posting such information on the Company’s Internet website.

COMPENSATION OF DIRECTORS

Each non-employee director of the Company is compensated by the payment of an annual retainer of $25,000 (without proration thereof in the event of a partial quarter of service). The Chairs of the Compensation and Audit Committees receive a $3,500 annual retainer, and each member of the Compensation and Audit Committees receives $1,500 per meeting attended in person or via telephone.  In addition, each Board member receives $1,500 for each Board meeting attended in person and $750 for each Board meeting attended via telephone.  Each non-employee director also receives compensation in the form of a long term incentive award, which may be stock options or restricted stock. In 2007, the non-employee directors received awards of restricted stock. Under the Amended and Restated 2007 Stock Incentive Plan, each eligible non-employee director is granted such restricted stock, restricted stock units, or other forms of long-term compensation available under the Plan, as the Board shall determine based on Compensation Committee recommendations using information provided by an independent executive compensation consultant.  Grants of restricted stock or restricted stock units are based on the closing price of Common Stock on Nasdaq on the date of grant. Non-employee directors of the Company are not eligible to participate in the Company’s other stock option plans or the Company’s Employee Stock Purchase Plan. The Lead Independent Director receives an additional annual retainer of $10,000. In 2007, Mr. Toups, the designated Lead Independent Director, was elected to the Board Chairman role, and as a result, the Lead Independent Director role has been incorporated into the Chairman role for his tenure. During the first two quarters of 2007, any non-employee Board Chairman received an annual fee of $50,000. Beginning in the third quarter, the fee was changed to $40,000 annually.

Except as discussed above, directors of the Company do not receive any other compensation for their service on the Board or any committee thereof, but are reimbursed for their reasonable expenses incurred in association with the performance of their duties. In addition, Mr. Johnson received compensation for his services as a consultant to the Company (see section entitled “Certain Relationships and Related Transactions” below for details on this compensation).

DIRECTOR COMPENSATION
Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (1) (c)	Option Awards ($) (d)	All Other Compensation ($) (e)	Total ($) (f)
Thomas L. Hewitt	37,750	38,588	0	0	76,338
Lee Johnson	31,750	38,588	0	96,000	166,338
Joseph “Keith” Kellogg, Jr.	45,250	38,588	0	0	83,838
Steven Kelman, Ph.D.	37,750	38,588	0	0	76,338
James J. Leto (2)	0	0	0	0	0
Barry L. Reisig	48,750	38,588	0	0	87,338
John M. Toups	69,500	38,588	0	0	108,088
Daniel R. Young	43,500	38,588	0	0	82,088

(1)

Amount reflects the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with SFAS 123(R), without regard to the possibility of forfeitures. Assumptions used in the calculations of these amounts are included in Note 8 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K. Each director with an amount in this column received a restricted stock award of 3,333 shares of restricted stock.

(2)	Mr. Leto’s compensation as CEO is shown in the Summary Compensation Table.

As of December 31, 2007, each director had the following amounts of options and restricted stock:

DIRECTOR’S OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
Name	Option Shares (#)	Restricted Stock Shares (#)
Thomas L. Hewitt	20,000	6,666
Lee Johnson	60,100	6,666
Joseph “Keith” Kellogg, Jr.	12,500	6,666
Steven Kelman, Ph.D.	90,000	6,666
James J. Leto (1)	0	0
Barry L. Reisig	20,000	6,666
John M. Toups	92,000	6,666
Daniel R. Young	50,000	6,666

(1)	Mr. Leto’s equity awards as CEO are shown in the Outstanding Equity Awards at Fiscal Year- End Table.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The professional services and solutions industry is highly competitive in its pursuit of business opportunities and also in the recruitment, retention and motivation of top talent. This aggressive competition for talent reflects a fundamental characteristic that distinguishes our business from others. The quality of intellectual capital available to us is a key ingredient for achieving superior returns and business results.

Compensation expense is considered to be a significant expense for our business, much in the way expenditures for plant and equipment or research and development are critical for other industries. For GTSI and the other firms in our Compensation Peer Group (as defined below), personnel expense generally accounts for between 70% an 80% of net revenues. Compensation expense typically follows the increase or decrease in net revenues at a firm, reflecting the connection of incentive-based pay to the overall performance of the company.

GTSI operates in a very innovative and progressive segment of the professional services industry. Our employees – our human capital – are central to the value that GTSI creates for our clients and shareholders. As such we have made key investments in our human capital management programs and practices that have made significant improvements in our employees’ commitment, engagement and performance. We believe this investment and improvement in employee engagement will result in material improvements in our overall business performance. Additionally there are also several recent factors and trends which increase the importance of, demand and competition for, human capital in our industry.

Why human capital is such an important component

GTSI’s business involves several different, but related, elements: the creation and delivery of customized solutions that enable our clients to achieve their performance and business goals and the management of complex services and solutions.

The primary ingredients for success in our business are our people. Our employees provide relationships, technical skills, intellect, creativity, and agility in the identification and execution of business opportunities. Unlike some other industries where real estate, plant and machinery, or other tangible assets are more prominent factors of production, in our business it is primarily our human capital that creates value. It is to the providers of that human capital – clients, shareholders and employees – that the returns from our business performance accrue.

Our compensation structure provides the framework to reward our human capital – our employees – for their contribution to our success. The essential nature of their role in value creation is reflected in the industry’s compensation policies and levels, which tend to be highly incentive-driven and reflect generally high levels of compensation for many employees and, in particular, for key executives and producers.

Just as we strive to deliver profitability, and competitive returns on our human capital, our compensation framework must also remain competitive to retain and develop talented employees to serve client and shareholder interests.

Recent trends in the local Washington, D.C. market have intensified the competition for talented business professionals; especially so for key Executive talent.

The overall demand for experienced professional services and solutions professionals continues to grow. The labor market in the Washington, D.C. area continues to be very robust with average unemployment rates ranging in the 2-3% arena. In particular the demand for scarce, key executive talent has grown significantly as the available pool continues to contract. The range of options for individuals and select teams is sustaining growth in compensation levels and providing new opportunities, often within private organizations, against which many employees calibrate their career and compensation choices.

The competitive environment influences the structure, as well as the absolute level, of compensation for key executives and producers.

In light of the factors outlined above, GTSI applies a compensation framework that emphasizes variable pay; uses a competitive long term incentive place to support alignment with stockholders and retention of employees and ensures that compensation opportunities are competitive within the greater Washington, D.C. area. This practice promotes an alignment of interests between shareholders and employees which increases executive focus on returns across the business cycles. Stock-based compensation also provides a risk/reward profile comparable to the opportunities available at private competitors as well as peer companies, in that total rewards are driven in large measure by the ability to generate superior returns. We believe that our shareholders are also well served by the use of stock compensation because of the retention value inherent in the vesting period.

Key Objectives Of Our Approach to Executive Compensation

We Pay for Performance. Our annual incentive compensation programs emphasize the variable component of compensation and compensate executives and key employees based on Company-wide performance measured against pre-determined objectives. We believe this approach drives profitability and competitive advantage for the Company and for our shareholders. In determining compensation for our executives, we consider Company performance both on an absolute basis and relative to our Compensation Peer Group. We emphasize variable pay as the core of our short term compensation policy to provide a strong incentive to increase financial performance (profitability) and enhance returns to shareholders.

Our Compensation Programs Support Retention and Alignment with Shareholders. We pay a significant portion of variable incentive compensation in the form of annual restricted stock and stock settled appreciation rights through our long term incentive compensation program. Any awards made are not backdated and are awarded at fair market value. The equity component of annual compensation helps us retain our executives because it is subject to forfeiture if an executive leaves the Company prior to vesting. The cost of leaving the Company can be significant to both the executive and the competition. By emphasizing the stock component of annual pay, we encourage key employees to establish long-term careers with GTSI. Their experience and long-term perspective benefit us as we grow our businesses and continue our evolution into a professional services and solution Company.

We Offer Compensation Opportunities that are Competitive in Our Industry. We offer compensation opportunities that are comparable to those of our competitors so that we can attract, retain and motivate the executive officers and key employees who are essential to our success. With this in mind, we retain information about competitive pay levels through relevant and specific executive salary surveys and take them into account as we determine compensation within our pay-for-performance philosophy. Our information is based on independently prepared compensation survey results conducted by Longnecker and Associates and publicly-reported information for executive officers and key employees with similar responsibilities and experience at Compensation Peer Group companies. We have used this Compensation Peer Group (outlined below) for compensation and performance comparisons for a number of years, as we believe that these firms have focuses in businesses similar to our own. To better reflect our transition into a Professional Services and Solutions company we have adopted a blend of peer companies; some services oriented, some product oriented, some with a blended approach similar to our Company.

Compensation Rationale and Objectives

The Company’s compensation program for executive officers is designed to attract, motivate, and retain qualified executive officers and is generally administered by the Compensation Committee. The Company’s program is based on compensation policies and plans which seek to enhance the profitability of the Company, and thus stockholder value, by aligning closely the financial interests of the executive officers of the Company with those of its stockholders. Accordingly, the Compensation Committee, which is composed entirely of independent non-employee directors, structures such policies and plans to pay competitive levels of compensation for competitive levels of performance, and to provide for superior compensation opportunities for superior levels of performance.

The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company, and which aligns executives’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. The Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To that end, the Committee believes executive compensation packages provided by the Company to its executives, including the named executive officers should include both cash and stock-based compensation that reward performance as measured against established goals.

Role of Executive Officers in Compensation Decisions

The Compensation Committee, with input from the Chief Executive Officer in most circumstances, makes all compensation and equity award decisions for the executive officers, other than the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer (and President) and the Senior Vice President of Sales (Todd Leto). The Compensation Committee determines its own recommendation of compensation and equity awards with regard to Mr. Todd Leto. In the case of the Chief Executive Officer, the President/COO and the Chief Financial Officer, the Committee reviews the competitive analysis and recommendations and then forwards those recommendations to the full Board for its subsequent review.

The Chief Executive Officer and Vice President of Human Resources annually review the performance of each of the executive officers (other than the Chief Executive Officer, President/COO and Chief Financial Officer), whose performance is reviewed by the Committee and the Board, the Vice President of Human Resources, whose performance is reviewed by the Chief Executive Officer and the Senior Vice President of Sales, Todd Leto, whose performance is reviewed by the Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee. The Committee can and does exercise its discretion in modifying any recommended adjustments or awards to executive officers.

Role of Compensation Committee as outlined in the Compensation Committee Charter

The Compensation Committee (the “Committee”) will provide assistance to the Board of Directors in fulfilling its responsibility with respect to oversight of the establishment, administration and appropriate functioning of stock, compensation and related matters for employees of GTSI Corp. as well as compensation matters for executives, officers and GTSI Directors, including:

•	Review of management’s recommendations on executive compensation policies, programs and plans
•	Approval of all equity-based compensation plans
•	Review of Affirmative Action Plans and annual goals/performance
•	Review of stock option plan administration
•	Review and approve all salary, equity based compensation and executive benefits of each Vice President.
•

Review and make recommendations of salary, equity based compensation and executive benefits of each Company Senior Executive Officer, identified as the Chief Executive Officer, the President/Chief Operations Officer and the Chief Financial Officer. The Committee will review and present any recommendations to the full Board.

•	Prepare the report of the Compensation Committee that Securities and Exchange Commission (“SEC”) rules require to be included in the Company’s annual proxy statement.

Setting Executive Compensation

The Company actively collects and analyzes compensation information, including compensation surveys from consulting firms such as Longnecker & Associates, Watson Wyatt and Aon Consulting. This information, and other market and competitive information collected by the Company’s Human Resources department, is used as the basis for comparing the compensation of the Company’s executive officers to amounts paid to executive officers with comparable qualifications, experience and responsibilities at other companies engaged in the same or similar industry as the Company.

Based on the foregoing objectives, the Committee has structured the Company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals. In furtherance of this, the Committee has engaged Longnecker & Associates, an outside executive compensation consulting firm, to conduct an annual review of its total compensation program for the Chief Executive Officer, the President/COO, Chief Financial Officer and other named executive officers. Longnecker & Associates provides the Committee with relevant market data and alternatives to consider when making compensation decisions for the Chief Executive Officer, the Chief Financial Officer and other named executive officers. Longnecker & Associates provides no other services to the Company.

In making compensation decisions, the Committee compares each element of total compensation against a peer group of publicly-traded technology companies (collectively, the “Compensation Peer Group”). The Compensation Peer Group, which is periodically reviewed and updated by the Committee, consists of companies against which the Committee believes GTSI competes for talent and for stockholder investment. The companies comprising the Compensation Peer Group are:

Company	Fiscal Year	Revenue (MM)	Assets (MM)	Market Value (MM)
ScanSource Inc	6/30/07	$1,986.9	$738.4	$871.3
PC Connection	12/31/06	$1,635.7	$346.7	$356.8
SRA International	6/30/07	$1,268.9	$847.7	$1,632.6
PC Mall, Inc.	12/31/06	$1,005.8	$203.6	$159.7
CIBER, Inc.	12/31/06	$995.8	$779.7	$430.7
ePlus, Inc.	3/31/06	$647.3	$373.9	$84.0
Pomeroy IT Solutions	1/5/07	$631.6	$305.0	$95.0
SI International	12/31/06	$462.0	$381.1	$359.3
En Pointe Technologies	9/30/06	$323.7	$66.2	$21.8

As such, the Committee generally sets compensation for executive officers at the 50th percentile of base and total target compensation paid to similarly situated executives of the companies comprising the Compensation Peer Group as well as other similarly sized companies reported in the following published survey utilized by Longnecker & Associates: William Mercer, Watson Wyatt and Economic Research Institute. Variations to these objectives may occur as dictated by the experience level of the individual and market factors. These objectives recognize the Committee’s expectation that, over the long term, GTSI will continue to generate stockholder returns in excess of the average of its peer group.

A significant percentage of total compensation is allocated to incentives as a result of the philosophy mentioned above. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. For long-term compensation, targets are set in a similar fashion as described above; according to the position in the marketplace and within the organization. The Committee reviews information provided by Longnecker & Associates to determine the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of the performance of the Company or the individual, depending on the type of award, compared to established goals. Historically, and in fiscal 2007, the Committee has granted a majority of total potential compensation to GTSI executive officers in the form of cash incentive compensation.

2007 Executive Compensation Components

As in the previous year, for the fiscal year ended December 31, 2007, the principal components of compensation for named executive officers includes three components, each of which is intended to serve the overall compensation approach described above: base salary, an annual short term incentive and a long term incentive (a blend of stock options, stock appreciation rights or restricted stock.

Base Salary

The Committee believes that the Company pays base salaries to its executive officers that are set conservatively and near the median, compared with executive officers employed at competing companies. The Committee, among other things, reviews and recommends to the Board the annual salaries of the Company’s principal executive officers (Chief Executive Officer, Chief Operating Officer (and President) and Chief Financial Officer). The Committee, with input from the Chief Executive Officer, has been delegated by the Board the authority to set the annual base salaries of the remaining, less senior executive officer positions. The Committee does not receive input from the Chief Executive Officer with regard to the Senior Vice President Sales, Todd Leto.

The Company provides named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges and total target compensation for named executive officers are determined for each executive based on his or her position and responsibility by using the following formula:

1.

50% weighted by competitive regional salary surveys (Mercer, Watson Wyatt, Economic Research Incorporated (ERI), Culpepper and WTPF (Washington Technology Personnel Forum)). Various views are provided and evaluated including revenue size, employee size and locale. For certain positions (CEO, President/COO, CFO, CIO) ERI, Mercer and Watson Wyatt were used with a revenue range of not greater than $500M; for certain other positions (SVP Professional Services), ERI, Culpepper and WTPF were used with a revenue range of not greater than $500M.

2.	50% weighted by the Compensation Peer Group

Salary ranges are designed so that salary opportunities for a given position will be between 80% and 125% of the midpoint of the base salary range established for each position.

During its review of base salaries for executives, the Committee primarily considers:

•	market data provided by our outside consultants;

•	internal review of the executive’s compensation, both individually and relative to other officers; and

•	individual performance of the executive.

Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other significant change in job responsibility. Merit based increases to salaries of executive officers are based on the Committee’s assessment of the individual’s performance. Reviews for all executives are usually made in February of each year. Any adjustments are made effective as of the start of the previous January thereby giving the named executive officer a potential adjustment each twelve months.

Executive Annual Short Term Incentive Plan

The Committee believes that a significant portion of each executive officer’s total compensation should be “at risk” in the form of incentive compensation. Accordingly, under the annual Executive Annual Short Term Incentive Plan (the “Short Term Incentive Plan”) developed and implemented under the Committee’s supervision, the Company provides a cash bonus opportunity to all its eligible executive officers according to a formula based upon the Company’s earnings before taxes (EBT). EBT is used as a performance measure because we believe that it currently represents the best measurement of our operating earnings. The annual short term incentive is intended to be paid or not paid primarily based on actions and decisions taken for that fiscal year which directly affect earnings. Taxes are excluded because tax payments are not related to annual decisions on business operations.

The actual formula applied to each eligible executive officer is based on the executives’ overall market compensation analysis and is tied to overall Company performance, a result that is not within the individual executive’s control. Individual bonuses are calculated as a percentage of base salary and range from 30% to 70% in the case of officers generally, other than the Chief Executive Officer. Under his 2006 Employment Agreement, as approved by the Board on February 15, 2006, in 2007 Mr. James Leto was entitled to a short term incentive opportunity of $500,000 at 100% payout and $1,000,000 at 200% (which is the maximum payout achievable), payable periodically in accordance with the Company’s then senior bonus plan.

Bonus payments are payable in the ratio of the percentage of the goal achieved upon attainment of EBT (adjusted, if necessary, for Board-approved one-time charges). The Short Term Incentive Plan is an annual program set up to reward Executives for hitting significant stretch profitability goals throughout the calendar year. The program is measured in four quarterly segments and weighted in the following manner:  1/4th (Q1), 1/4th (Q2), 1/4th (Q3), 1/4th (Q4). The Short Term Incentive Plan has a minimum threshold that needs to be met in order for a payout to be awarded and has a maximum payout of 200% of the Executive’s eligible incentive. Additionally for 2007 the Plan includes a payout beginning at 50% of the goal and a favorable look back provision throughout the year and at year end.

Favorable look back provision: The nature of the business consistently delivers some revenue fluctuations between quarters. In each quarter significant deals may be delayed in being awarded due to funding delays at the client level. When this happens the incentive awarded as measured by quarterly EBT results may not adequately reflect the actual performance or work accomplished. The favorable look back provision applied at both the end of each quarter and again at the end of the year would allow the Company to reward the Executives for overall performance and not be penalized by the quarterly lumpiness. For example: if at the end of Q2 the cumulative annual EBT goal is met at the 100% level and the Company had only awarded a Q1 award of 50%, the Company would pay out both the current quarter at 100% and the subsequent quarter (Q1) at 100%.

In general, the following methodology was applied in setting the profitability goals/executive incentive targets:

The probability of hitting the 100% profitability/incentive goal is 75% of the time

The probability of hitting the 150% profitability/incentive goal is 50% of the time

The probability of hitting the 200% profitability/incentive goal is 25% of the time

The Board establishes the EBT goals at the beginning of each year. In 2007, bonuses were earned by executive officers based on application of the Short Term Incentive Plan’s formula. The Chief Executive Officer additionally employs the occasional use of “spot” bonuses in recognition of extraordinary performance.

Each of the named executive officers for the fiscal year ended December 31, 2007 received the following payments under the Short Term Incentive Plan in 2007, and in February 2008 for fiscal 2007 Q4 performance.

Executive Name	2007 Incentive bonus received
James Leto	$ 642,500
Scott Friedlander	$ 215,642
Joseph Ragan	$ 172,769
William Weber	$ 147,639
Robert Mitchell	$ 113,085

The cumulative awards made in 2007 to named executive officers under the Short Term Incentive Plan for performance in 2007 are reflected in column (g) of the Summary Compensation Table on page 29.

The primary components of our annual pay to our executive officers are summarized in the following table.

Annual Pay for Executive Officers ___________________	Description __________________	Delivery _________________	Comments _________________
Base Salary	Base salary typically benchmarked to the 50%ile of the market.	100% in cash, paid bi-weekly.	Executive salaries are based on job function and are typically revised annually.
Annual Incentive Compensation (annual bonus)	- Performance-based incentive compensation that can vary significantly from year to year.	- Paid quarterly for performance in the prior quarter. - Delivered in 100% cash, paid 6 weeks after quarter close.	- Variable, increasing or decreasing annually, based on company-wide (EBT) performance. - Formulaic – tied to EBT goal. - Favorable look-back provision is applied quarterly and annually.

Long-Term Incentive Compensation

In 2004, the Board and stockholders approved the GTSI Long-Term Incentive Plan (the “LTIP”). The purpose of the LTIP is to encourage behavior that creates superior financial performance and to strengthen the commonality of interests between LTIP participants and the Company’s owners in creating superior stockholder value. The LTIP is designed and intended to comply, to the extent applicable, with Section 162(m) of the Internal Revenue Code.

The Awards, in the form of cash incentive compensation award, may be granted to officers of the Company and its subsidiaries in the sole discretion of the Compensation Committee, taking into account such factors as the Committee deems relevant in connection with accomplishing the purposes of the LTIP. Prior to 2007, GTSI made no awards under the LTIP. On February 2, 2007, the Board approved an LTIP Program for 2007 that was disclosed in the 2007 Proxy, with subsequent awards made to the executives as described below under the 2007 Awards under the Amended and Restated 2007 Stock Incentive Plan.

For 2008, there are currently five executive officers and fifteen other officers eligible to participate in the LTIP, however there will be no award made under the LTIP in 2008 to those officers who received awards in 2007, as the 2008 award was accelerated and included in the 2007 award.

Amendment to LTIP

On May 3, 2007, the Shareholders approved the amendments to the LTIP authorizing in addition to cash awards, the issuance of restricted stock awards and stock settled appreciation rights (“SSARs”) under the approved Amended and Restated 2007 Stock Incentive Plan. Under the 2007 Stock Incentive Plan, the Committee approved awards providing each executive with a market competitive grant of long-term incentives (50% restricted stock and 50% SSARs by value on the date of grant) with stock price appreciation to determine the value of the award. The LTIP program that was approved in 2007 for all GTSI executives is described below:

a.

The LTIP award amount is intended to be market competitive based upon the position and experience of the individual as benchmarked to the market and to internal positions as described above in the discussion of setting base salary.

b.	With the addition of the 50% SSAR component, the LTIP is substantially based upon improving stock price over time (award is weighted 50% restricted stock and 50% SSARs).
c.	The value of the SSAR component of the LTIP awards was based upon realistic stock price appreciation assumptions.
d.

The program length is five years with an equal amount of award being available to each eligible executive each year (except for year 2), contingent on the Company’s then annual performance and the executive’s contribution in the measurement year.

e.	All awards will carry a five-year vesting schedule. A qualified change of control will immediately vest all awards (stock options, restricted stock and SSARs).
f.

For the first plan year (2007), the Board approved accelerating the 2008 award thereby providing two years worth of awards (2007 and 2008) in 2007 to all eligible participants for the following reasons:

➢	To minimize the charge to earnings for restricted stock and SSARs as opposed to annual stock awards made in future years at a potentially higher stock price.
➢	The motivation to increase the stock price quicker will be accelerated with the leverage of two year’s worth of awards.
➢	To improve the retention value via a multiple year grant in 2007.

The restricted stock awards and SSARs awards made under the LTIP 2007 program were issued under the Company’s Amended and Restated 2007 Stock Incentive Plan. This Plan is part of the Company’s stock option and stock incentive programs, under which the Company may, separate from the LTIP, make stock awards to employees and non-employee directors as discussed below.

2007 Award under the Amended and Restated 2007 Stock Incentive Plan

The following table sets forth information regarding Awards of SSARs and shares of restricted stock made in 2007 pursuant to the Amended and Restated 2007 Stock Incentive Plan. Each executive received in 2007 a long-term incentive grant composed 50% of restricted stock and 50% of SSARs, with all SSARs and Restricted Shares granted at a price of $9.60 per share, the closing market price per share on February 2, 2007, the date of grant, as approved by the Board.

NAMES AND POSITIONS	NUMBER OF SSARs[1]	NUMBER OF RESTRICTED SHARES
James Leto, CEO	207,588	78,692
Joseph Ragan, Senior Vice President and CFO	67,466	25,575
Scott Friedlander, President and COO	82,516	31,280
William Weber, Senior Vice President	51,897	19,673
Robert Mitchell, Senior Vice President	43,594	16,525
All current executive officers as a group (5 persons)	453,061	171,745

1 Represents the right to receive the appreciation in value during the award period of the number of shares shown, to be settled in shares at fair market value at the time of exercise of the award.

Stock Option and Stock Incentive Programs

Stock Option Program

Separate from the Company’s LTIP program, options to purchase Common Stock are a component of the Company’s executive compensation program. The Committee views the grant of stock options as an incentive that serves to align the interests of executive officers with the Company’s goal of enhancing stockholder value. The Stock Option Program assists the Company to:

•	enhance the link between the creation of stockholder value and long-term executive incentive compensation;
•	maintain and improve long term retention of key personnel;
•	ensure the company provides a very competitive total compensation program for its key personnel;
•	provide an opportunity for increased equity ownership by executives; and
•	maintain competitive levels of total compensation.

The Committee reviews and acts upon recommendations by the Chief Executive Officer with regard to the grant of stock options to executive officers (other than to himself and Todd Leto). Stock option award levels are determined based on market data, vary among participants based on their positions and responsibilities within the Company and previous stock option grants (if any) and are granted at the Committee’s regularly scheduled April meeting. On occasion, options are awarded at other times throughout the year for exceptional performance. Newly hired or promoted executives, other than executive officers, receive their award of stock options on either their first day of regular employment or the day the award is approved by the Compensation Committee.

Options are awarded at the Nasdaq exchange’s closing price of the Common Stock on the date of the grant. Options will only have value to an executive officer if the stock price increases over the exercise price. The Committee has never granted options with an exercise price that is less than the closing price of the Common Stock on the grant date nor has it granted options which are priced on a date other than the grant date. The majority of the options granted by the Committee vest at a rate of 20% per year over the first five years of the option term, which is typically seven years, therefore, encouraging an officer to remain in the employ of the Company. Vesting ceases upon termination of employment and vested options can be exercised within three (3) months of termination. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights or dividends.

Stock Incentive Program

Given the recent industry trend to move away from stock options as a key component of an executive compensation program, in 2005 the Committee initiated a review of other stock incentive programs from Longnecker and Associates. As a result, in 2005 stockholders approved the addition of a stock incentive program to the Company’s then existing 1996 Stock Option Plan (which was changed to the title “1996 Stock Incentive Plan”), that provides for options and alternative incentive programs to encourage performance and improve retention of key executives.

The Board, on February 2, 2007, approved the amendment to the 1996 Stock Incentive Plan to provide for stock appreciation rights as a component of the Stock Incentive Program and as a component of the 2007 LTIP program and Shareholders approved the Board’s action at the 2007 Annual Meeting. A full description of the Plan, which name was changed to the Amended and Restated 2007 Stock Incentive Plan was provided in the 2007 Proxy Statement.

Under the Amended and Restated 2007 Stock Incentive Plan, the Company may, upon approval by the Compensation Committee (except for awards made to the Chief Executive Officer that requires the approval of the Board) make stock awards in the form of restricted stock, restricted stock units, or performance awards to select participants, including the named executive officers, whose annual non-equity incentive compensation represents a portion of their total annual compensation. Under the Stock Incentive Program, participants may be awarded a number of shares based on the individual’s performance or as part of the annual review of the executive’s compensation portfolio.

Perquisites and Other Personal Benefits

The Company provides named executive officers with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews and benchmarks the levels of perquisites and other personal benefits provided to named executive officers via its external executive consultant Longnecker & Associates.

The named executive officers are provided annual executive physicals (by a certified third party), and supplemental disability insurance. These same benefits are available to all executive officers. The Company’s Chief Executive Officer, Mr. Leto, has the following additional benefits: $15,000 annual car allowance; $50,000 (includes gross up for taxes which was announced on February 15, 2008) annual long-term extended stay residence in the Northern Virginia area; and $50,000 annual budget for travel to and from Mr. Leto’s primary residence and his Northern Virginia long-term extended stay residence. Additionally GTSI pays for various strategic business club memberships.

Severance and Change of Control Provisions for Named Executive Officers

See detail listing on page 37 titled: EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Code Section 162(m), which provides that a publicly held corporation such as the Company will not be allowed a federal income tax deduction for compensation paid to the chief executive officer or one of the four most highly compensated officers (other than the chief executive officer) to the extent that compensation (including stock-based compensation) paid to each such officer exceeds $1 million in any year unless such compensation was based on performance goals. The Amended and Restated 2007 Stock Incentive Plan is designed so that amounts realized on the award of shares and the exercise of options granted thereunder may qualify as “performance-based compensation” that is not subject to the deduction limitation of Section 162(m). The Committee intends to evaluate other elements of compensation in light of Section 162(m) but may enter into arrangements that do not satisfy exceptions to Section 162(m), as the Committee determines to be appropriate.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, the Company began accounting for stock-based payments including its LTIP, Stock Option and Stock Incentive Programs, in accordance with the requirements of FASB Statement No. 123(R).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis above with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Daniel R. Young, Chairman

Thomas L. Hewitt

Steven Kelman

SUMMARY COMPENSATION TABLE

The following table sets forth certain information for the year ended December 31, 2007 concerning compensation paid or accrued by the Company to or on behalf of: (a) the Company’s CEO, and (b) the Company’s CFO, and (c) the three most highly compensated executive officers other than the CEO and CFO whose compensation during 2007 exceeded $100,000 (collectively, the “Named Executive Officers”). Discussion about this table and the Grants of Plan-Based Awards table (below) are set out in the above Compensation Discussion and Analysis section.

SUMMARY COMPENSATION TABLE
Name and Principal Position (a)	Year (b)	Salary ($)(1) (c)	Bonus ($)(2)(3) (d)	Stock Awards ($) (5) (e)	Option Awards ($) (5) (f)	Non-Equity Incentive Plan Compensation ($)(2)(4) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(6) (i)	Total ($) (j)
James Leto (7) CEO	2007 2006	497,727 340,741	0 573,000	133,099 0	529,925 1,311,520	642,500 529,167	0 0	123,882(8) 111,173(9)	1,945,497 2,865,601
Joseph Ragan Senior Vice President & CFO	2007 2006	274,432 147,948	7,500(10) 57,500(12)	43,258 0	105,138 157,529	172,769 66,907	0 0	7,725(11) 0	610,822 429,884
Scott Friedlander President and COO	2007 2006	301,705 265,000	0 196,500	63,175 51,380	170,196 131,152	215,642 186,701	0	7,878(13) 10,000(14)	758,596 840,733
William Weber Senior Vice President	2007 2006	234,205 195,278	0 41,500	43,540 51,380	66,993 65,576	147,639 186,762	0 0	7,725(15) 0	517,793 540,496
Robert Mitchell Senior Vice President & CIO	2007 2006	224,659 212,572	0 80,250	38,221 51,380	70,887 113,611	113,085 77,788	0 0	24,939(16) 19,600(17)	471,791 555,201

[1]	Includes amounts, if any, deferred by the Named Executive Officer pursuant to the Company’s 401(k) plan.
[2]	Bonuses and Incentives under any Executive Bonus Plan are based on corporate and individual performance. See “Compensation Discussion and Analysis.”
[3]	Includes bonus earned in 2006, but paid in 2007.
[4]	For Year 2006, includes incentive earned in 2006, but paid in 2007 and for Year 2007 includes incentive earned in 2007, but paid in 2008.
[5]

Amounts reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with SFAR 123R, without regard to the possibility of forfeitures. Assumptions used in the calculations of these amounts are included in Note 8 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K.

[6]	All other Compensation includes Company contribution to 401(k), if any, which in each is less than $10,000 per person.
[7]	Mr. Leto was appointed President and Chief Executive Officer as of February 16, 2006; he relinquished the President title on December 1, 2007.
[8]

Amount includes housing allowance ($50,000), car allowance ($15,000), commuting allowance ($50,000), and relocation ($2,084). Other perquisites include club memberships, physical exam, and supplemental disability insurance.

[9]

Amount includes housing allowance ($43,750), car allowance ($13,125), and commuting allowance ($43,750). Other perquisites include club memberships, physical exam, and supplemental disability insurance.

[10]	Amount reflects sign-on bonus ($7,500).
[11]	Amount includes perquisites of physical exam, and supplemental disability insurance.

[12]	Amount includes sign-on bonus ($7,500).

[13]	Amount includes perquisites of physical exam, and supplemental disability insurance.

[14]	Amount includes perquisites of physical exam, and supplemental disability insurance.

[15]	Amount includes perquisites of physical exam, and supplemental disability insurance.

[16]	Amount includes country club initiation fee ($15,000). Other perquisites include club membership, physical exam, and supplemental disability insurance.

[17]	Amount includes perquisites of physical exam, and supplemental disability insurance.

NOTE: Stock Award compensation is included in Option Exercises and Stock Vested table

GRANTS OF PLAN-BASED AWARDS
Name (a)	Grant Date (b)	Approval Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (12)			All Other Stock Awards: Number of Shares of Stocks or Units (#) (i)(1)	All Other Option Awards: Number of Securities Underlying Options (#) (j)(1)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards (l)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)
James Leto	5/3/2007 5/3/2007		0	500,000	1,000,000	78,692(2)	207,588(3)	9.60	12.09 12.09
Joseph Ragan	5/3/2007 5/3/2007		0	137,500	275,000	25,575(4)	67,466(5)	9.60	12.09 12.09
Scott Friedlander	5/3/2007 5/3/2007		0	180,000	360,000	31,280(6)	82,516(7)	9.60	12.09 12.09
William Weber	5/3/2007 5/3/2007		0	117,500	235,000	19,673(8)	51,897(9)	9.60	12.09 12.09
Robert Mitchell	5/3/2007 5/3/2007		0	90,000	180,000	16,525(10)	43,594(11)	9.60	12.09 12.09

(1)	All grants were made under the 2007 Amended and Restated Stock Incentive Plan.
(2)	Shares vest as follows: 15,738 on 2/2/2008, 15,738 on 2/2/2009, 15,739 on 2/2/2010, 15,738 on 2/2/2011 and 15,739 on 2/2/2012.
(3)	SSARs vest as follows: 41,517 on 2/2/2008, 41,518 on 2/2/2009, 41,517 on 2/2/2010, 41,518 on 2/2/2011 and 41,518 on 2/2/2012.
(4)	Shares vest as follows: 5,115 on 2/2/2008, 5,115 on 2/2/2009, 5,115 on 2/2/2010, 5,115 on 2/2/2011 and 5,115 on 2/2/2012.
(5)	SSARs vest as follows: 13,493 on 2/2/2008, 13,493 on 2/2/2009, 13,493 on 2/2/2010, 13,493 on 2/2/2011 and 13,494 on 2/2/2012.
(6)	Shares vest as follows: 6,256 on 2/2/2008, 6,256 on 2/2/2009, 6,256 on 2/2/2010, 6,256 on 2/2/2011 and 6,256 on 2/2/2012.
(7)	SSARs vest as follows: 16,503 on 2/2/2008, 16,503 on 2/2/2009, 16,503 on 2/2/2010, 16,503 on 2/2/2011 and 16,504 on 2/2/2012
(8)	Shares vest as follows: 3,934 on 2/2/2008, 3,935 on 2/2/2009, 3,934 on 2/2/2010, 3,935 on 2/2/2011 and 3,935 on 2/2/2012.
(9)	SSARs vest as follows: 10,379 on 2/2/2008, 10,379 on 2/2/2009, 10,380 on 2/2/2010, 10,379 on 2/2/2011 and 10,380 on 2/2/2012.
(10)	Shares vest as follows: 3,305 on 2/2/2008, 3,305 on 2/2/2009, 3,305 on 2/2/2010, 3,305 on 2/2/2011 and 3,305 on 2/2/2012.

(11)	SSARs vest as follows: 8,718 on 2/2/2008, 8,719 on 2/2/2009, 8,719 on 2/2/2010, 8,719 on 2/2/2011 and 8,719 on 2/2/2012.
(12)	Target represents attainment of 100% of Annual Short Term Incentive Plan; maximum represents attainment of 200% of Annual Short Term Incentive Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (j)
James Leto	15,000 15,000 15,000 15,000 10,000 10,000 10,000 0 0	0 0 0 0 0 0 0 400,000(1) 207,588(2)	0 0 0 0 0 0 0 0 0	4.875 3.875 2.813 6.20 8.48 8.30 10.15 6.75 9.60	5/12/2008 5/18/2009 5/16/2010 5/15/2011 5/9/2012 5/9/2013 5/10/2014 4/28/2013 2/2/2014	78,692(3)	775,903	0 0 0 0 0 0 0 0 0 0	0 0 0 0 0 0 0 0 0 0
Joseph Ragan	3,750 7,500 0	11,250(4) 22,500(5) 67,466(6)	0 0 0	6.07 8.09 9.60	4/21/2013 9/7/2013 2/2/2014	25,575(7)	252,170	0 0 0 0	0 0 0 0
Scott Friedlander	15,000 15,000 15,000 0 10,000 0	0 0 0 80,000(8) 30,000(9) 82,516(11)	0 0 0 0 0 0 0	6.76 11.30 12.48 8.09 6.75 9.60	11/5/2008 1/28/2010 12/1/2010 7/21/2012 4/28/2013 2/2/2014	7,000(10) 31,280(12)	69,020 308,421	0 0 0 0 0 0 0 0	0 0 0 0 0 0 0 0
William Weber	20,000 5,000 0	0 15,000(13) 51,897(15)	0 0 0	8.40 6.75 9.60	6/1/2012 4/28/2013 2/2/2014	7,000(14) 19,673(16)	69,020 193,976	0 0 0 0	0 0 0 0
Robert Mitchell	15,000 15,000 5,000 10,000 2,500 6,250 0	0 0 0 0 7,500(17) 18,750(18) 43,594(20)	0 0 0 0 0 0 0	11.30 8.79 12.10 8.23 6.61 6.75 9.60	1/28/2010 7/8/2010 3/19/2011 6/6/2012 3/6/2013 4/28/2013 2/2/2014	7,000(19) 16,525(21)	69,020 162,937	0 0 0 0 0 0 0 0 0	0 0 0 0 0 0 0 0 0

(1)	Shares vest as follows: 136,000 on 4/28/2008, 132,000 on 4/28/2009 and 132,000 on 4/28/2010.
(2)	SSARs vest as follows: 41,517 on 2/2/2008, 41,518 on 2/2/2009, 41,517 on 2/2/2010, 41,518 on 2/2/2011 and 41,518 on 2/2/2012.
(3)	Shares vest as follows: 15,738 on 2/2/2008, 15,738 on 2/2/2009, 15,739 on 2/2/2010, 15,738 on 2/2/2011 and 15,739 on 2/2/2012.
(4)	Shares vest as follows: 3,750 on 4/21/2008, 3,750 on 4/21/2009, and 3,750 on 4/21/2010.
(5)	Shares vest as follows: 7,500 on 9/7/2008, 7,500 on 9/7/2009, and 7,500 on 9/7/2010.
(6)	SSARs vest as follows: 13,493 on 2/2/2008, 13,493 on 2/2/2009, 13,493 on 2/2/2010, 13,493 on 2/2/2011 and 13,494 on 2/2/2012.
(7)	Shares vest as follows: 5,115 on 2/2/2008, 5,115 on 2/2/2009, 5,115 on 2/2/2010, 5,115 on 2/2/2011 and 5,115 on 2/2/2012.
(8)	Shares vest as follows: 27,200 on 7/21/2008, 26,400 on 7/21/2009 and 26,400 on 7/21/2010.
(9)	Shares vest as follows: 10,000 on 4/28/2008, 10,000 on 4/28/2009, and 10,000 on 4/28/2010.
(10)	Shares vest as follows: 2,380 on 7/20/2009, 2,310 on 7/20/2010 and 2,310 on 7/20/2011.
(11)	SSARs vest as follows: 16,503 on 2/2/2008, 16,503 on 2/2/2009, 16,503 on 2/2/2010, 16,503 on 2/2/2011 and 16,504 on 2/2/2012.
(12)	Shares vest as follows: 6,256 on 2/2/2008, 6,256 on 2/2/2009, 6,256 on 2/2/2010, 6,256 on 2/2/2011 and 6,256 on 2/2/2012.
(13)	Shares vest as follows: 5,000 on 4/28/2008, 5,000 on 4/28/2009, and 5,000 on 4/28/2010.
(14)	Shares vest as follows: 2,380 on 7/20/2009, 2,310 on 7/20/2010, and 2,310 on 7/20/2011.
(15)	SSARs vest as follows: 10,379 on 2/2/2008, 10,379 on 2/2/2009, 10,380 on 2/2/2010, 10,379 on 2/2/2011 and 10,380 on 2/2/2012.
(16)	Shares vest as follows: 3,934 on 2/2/2008, 3,935 on 2/2/2009, 3,934 on 2/2/2010, 3,935 on 2/2/2011 and 3,935 on 2/2/2012.
(17)	Shares vest as follows: 2,500 on 3/6/2008, 2,500 on 3/6/2009, and 2,500 on 3/6/2010.
(18)	Shares vest as follows: 6,250 on 4/28/2008, 6,250 on 4/28/2009, and 6,250 on 4/28/2010.
(19)	Shares vest as follows: 2,380 on 7/20/2009, 2,310 on 7/20/2010, and 2,310 on 7/20/2011.
(20)	SSARs vest as follows: 8,718 on 2/2/2008, 8,719 on 2/2/2009, 8,719 on 2/2/2010, 8,719 on 2/2/2011 and 8,719 on 2/2/2012.
(21)	Shares vest as follows: 3,305 on 2/2/2008, 3,305 on 2/2/2009, 3,305 on 2/2/2010, 3,305 on 2/2/2011 and 3,305 on 2/2/2012.

OPTION EXERCISES AND STOCK VESTED
	OPTION AWARDS
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)
James Leto	15,000	99,525
Joseph Ragan	0	0
Scott Friedlander	25,000	119,330
William Weber	0	0
Robert Mitchell	0	0

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about Common Stock that has been issued as restricted stock and that may be issued upon future grants of stock incentive awards and future exercise of options under the Company’s equity compensation plans as of December 31, 2007, including the Company’s 1997 Stock Option Plan, Amended and Restated 2007 Stock Incentive Plan (formerly the 1996 Stock Incentive Plan), 1994 Stock Option Plan and the Company’s Employee Stock Purchase Plan.

Plan Category	Number of Shares to be Issued upon Exercise of Outstanding Options/ Restricted Stock (a)	Weighted Average Exercise Price of Outstanding Options/ Restricted Stock (b)	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders	3,290,883	$7.42	170,242
Equity compensation plans not approved by stockholders[1]	89,700	$9.70	N/A
Total	3,380,583	$7.49	170,242

[1]

Represents an aggregate of shares issuable under options granted from time to time to persons not previously employed by the Company, as an inducement essential to such persons entering into offer letters or employment agreements with the Company.

COMMON STOCK OWNERSHIP OF

PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of Common Stock as of February 24, 2008 (except as noted otherwise) by: (a) each person who is known by the Company to own beneficially more than 5% of the outstanding Common Stock; (b) each of the Company’s directors who owns Common Stock; (c) each of the executive officers named in the Summary Compensation Table; and (d) all current directors and executive officers of the Company as a group.

	Shares	Percent
Name of Beneficial Owner[1]	Beneficially Owned	of Class
Linwood A. (“Chip”) Lacy, Jr. [2] c/o Solomon, Ward, Seidenwurm & Smith 401 B Street Suite 1200 San Diego, CA 92101	1,394,600	13.9%
Peninsula Capital Management, Inc. 235 Pine Street, Suite 1818 San Francisco, CA 94104	967,424	9.6%
Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	817,827	8.2%
M. Dendy Young 3901 Stonecroft Boulevard Chantilly, VA 20151-1010	783,284	7.8%
T. Rowe Price 100 Light Street Baltimore, MD 21202	682,100	6.8%
Lee Johnson[3]	185,099	1.8%
James J. Leto[4]	151,382*	1.5%
John M. Toups[5]	111,999	1.1%
Steven Kelman, Ph.D.[6]	111,499	1.1%
Daniel R. Young[7]	79,999	**
Scott Friedlander[8]	76,799*	**
Robert Mitchell[9]	67,003*	**
William Weber[10]	37,802*	**
Thomas L. Hewitt[11]	34,999	**
Barry L. Reisig[12]	32,999	**
Joseph Ragan[13]	31,643*	**
Joseph “Keith” Kellogg, Jr.[14]	22,499	**
All Directors and Executive Officers as a group (12 persons)[15]	943,722	8.8%

*Does not include Restricted Shares that have not vested.

**Less than one percent.

[1]

Such persons have sole voting and investment power with respect to all Common Stock shown as being beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.

[2]	Excludes 500,000 shares owned by the Linwood A. Lacy, Jr. 2004 Charitable Lead Annuity Trust; Mr. Lacy has no beneficial interest in such shares.
[3]	Includes 60,100 shares for which options are exercisable or become exercisable within 60 days after February 24, 2008 and 3,333 restricted shares which vest within 60 days after February 24, 2008.
[4]

Includes 131,517 shares for which options/SSARs are exercisable or become exercisable within 60 days after February 24, 2008. Does not include options of 400,000 shares granted by the Board on April 28, 2006 under GTSI 2007 Stock Incentive Plan, such options will first become exercisable in part on the second anniversary of the grant date, April 28, 2008.

[5]	Includes 92,000 shares for which options are exercisable or become exercisable within 60 days after February 24, 2008 and 3,333 restricted shares which vest within 60 days after February 24, 2008.
[6]	Includes 90,000 shares for which options are exercisable or become exercisable within 60 days after February

24, 2008 and 3,333 restricted shares which vest within 60 days after February 24, 2008.
[7]	Includes 50,000 shares for which options are exercisable or become exercisable within 60 days after February 24, 2008 and 3,333 restricted shares which vest within 60 days after February 24, 2008.
[8]	Includes 71,503 shares for which options/SSARs are exercisable or become exercisable within 60 days after February 24, 2008.
[9]	Includes 62,468 shares for which options/SSARs are exercisable or become exercisable within 60 days after February 24, 2008.
[10]	Includes 35,379 shares for which options/SSARs are exercisable or become exercisable within 60 days after February 24, 2008.
[11]	Includes 20,000 shares for which options are exercisable or become exercisable within 60 days after February 24, 2008, and 3,333 restricted shares which vest within 60 days after February 24, 2008.
[12]	Includes 20,000 shares for which options are exercisable or become exercisable within 60 days after February 24, 2008 and 3,333 restricted shares which vest within 60 days after February 24, 2008.
[13]	Includes 24,743 shares for which options/SSARs are exercisable or become exercisable within 60 days after February 24, 2008.
[14]	Includes 12,500 shares for which options are exercisable or become exercisable within 60 days after February 24, 2008 and 3,333 restricted shares which vest within 60 days after February 24, 2008.
[15]	Includes 699,791 shares for which options/SSARs/restricted shares are exercisable or become exercisable within 60 days after February 24, 2008.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Exchange Act Section 16(a) requires the Company’s directors and officers, and persons who own more than 10% of the Common Stock, to file with the SEC reports concerning their beneficial ownership of the Company’s equity securities. Directors, officers and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all such SEC reports they file. Pursuant to Item 405 of SEC Regulation S-K, the Company is required in this Proxy Statement to provide disclosure of “insiders” who do not timely file such reports. Based solely on a review of Forms 3 and 4 and amendments thereto furnished to the Company during 2007, James Leto, Scott Friedlander, Robert Mitchell and Joseph Ragan failed to file timely a Form 4 regarding a grant of restricted stock and a grant of stock settled appreciation rights. Thereafter the Form 4’s were filed.

EXECUTIVE OFFICERS

The Company’s executive officers, and certain information about each of them, are as follows:

Name	Age	Title
James Leto Scott Friedlander Joseph Ragan Robert Mitchell William Weber	64 48 46 42 42	Chief Executive Officer President and Chief Operating Officer Senior Vice President and Chief Financial Officer Senior Vice President, Operations and CIO Senior Vice President, Professional Services

Officers are appointed by and serve at the discretion of the Board, except that officers at the Vice President level are appointed by and serve at the discretion of the Chief Executive Officer.

For information concerning Mr. Leto, see “Election of Directors.”

Mr. Friedlander joined the Company in November 2001 as Vice President, Sales, Technology Teams. He was promoted in November 2003 to Group Vice President, Sales, Enterprise Technology Practices. In July 2005 he was promoted to Executive Vice President, Sales, and to President and Chief Operating Officer as of December 1, 2007. From February 2000 until June 2001, he served as Executive Vice President of Sideware Corp., an internet customer service system company. From June 1982 until February 2000, Mr. Friedlander was employed by Xerox Corp.¸ where he was promoted to Vice President/General Manager.

Mr. Ragan joined the Company in May 2006 as VP Finance and Corporate Controller. He was promoted in August 2006 to Chief Financial Officer and Senior Vice President. From December 2005 until April 2006, he served as Acting Controller of Tronox, Inc., a chemical manufacturer. From April 2005 until December 2005, he served as VP, Finance of Hughes Network Systems, a satellite communications provider. From November 2003 until April 2005, he served as Chief Financial Officer of Avcraft Aviation, a regional aircraft manufacturer.

Mr. Mitchell joined the Company in December 2002 as Sr. Director, Strategic Business Analysis. He was promoted in March 2005 to Vice President, Information Advantage. In July 2005, he was promoted to CIO and VP, Information Advantage. In March 2006, he was promoted to Group Vice President, Operations and CIO. He was promoted in October 2006 to Senior Vice President, Operations and CIO. From May 1999 until January 2001, he served as Program Manager of Works, Inc., a web-based procurement management company. From January 2001 until November 2001, he served as COO/CFO and VP of Marketing and Operations of iNetProfit, Inc., a web-based sales lead management company. From November 2001 until December 2002, he was self-employed as a consultant.

Mr. Weber joined the Company in July 2005 as Vice President, Professional Services.  He was promoted in October 2006 to Senior Vice President, Programs and Services. From January 2002 until July 2005, he served in several capacities at McData Corporation, a storage OEM company, most notably as a Vice President of Sales and Services. From October 1998 until January 2002, he served in many roles at International Network Services, a technology-based professional services company, most significantly as Director and General Manager. From June 1993 to October 1998, he served in various capacities at AT&T, a network transport services provider, most notably as Director for Data Services and Sales of the Eastern Region, US.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee currently consists of three non-employee directors: Messrs. D. R. Young (Chairman), Hewitt and Kelman. No member of the Compensation Committee is a current or former officer or employee of the Company. No executive officer of the Company serves or has served as a member of the compensation committee of another entity, one of whose executive officers served on the Company’s compensation committee. No executive officer of the Company serves or has served as a director of another entity, one of whose executive officers served on the Company’s compensation committee. No executive officer of the Company serves or has served as a member of the compensation committee of another entity, one of whose executive officers served as a director of the Company.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT

AND CHANGE OF CONTROL ARRANGEMENTS

Employment Agreements, Severance Agreements and Change-of-Control Arrangements

The following is a description of the employment agreements and change-of-control arrangements with respect to each named executive officer. The amount of compensation payable to each named executive officer upon termination without cause, termination for good reason and various change-of-control scenarios is shown below. The amounts shown assume that such termination was effective as of December 31, 2007, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

James Leto

Effective as of February 16, 2006, the Company entered into an employment agreement with Mr. Leto. The agreement had an initial term of one year; however it may be terminated earlier upon certain circumstances. The term of the agreement will be automatically renewed and extended for a period of 12 months commencing on the first anniversary of the effective date and on each successive anniversary thereafter unless either party gives notice that the agreement will not be renewed.

Mr. Leto’s employment agreement provides that if his employment is terminated by the Company without cause or by Mr. Leto for good reason, GTSI will pay him an amount equal to one times the sum of his base salary and short term incentive earned in the prior 12 months. The base salary will be paid out in 24 biweekly payments in accordance with the Company’s standard payroll during such 12 months. The incentive will be paid out in its normal measurement periods (quarterly).

The following table sets forth the estimated payments and benefits that would be provided to Mr. Leto if his employment had been terminated on December 31, 2007, by the Company without cause or Mr. Leto for good reason.

Annual Base Salary ($)[1]	Prior 12 month short term incentive earned ($) [2]	Total ($)
500,000	642,500	1,142,500

____________________________

1 In 2007, Mr. Leto was entitled to a base salary of $500,000.

2 The amount represents Mr. Leto’s historical 12 month short term incentive earned as of December 31, 2007.

CEO Change of Control

Under his employment agreement, Mr. Leto will be entitled to the benefits set forth in the table above if he terminates the agreement for good reason after any of the following events (a “Change of Control”), occur:

➢

Any “person,” including a “group,” as such terms are defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 as amended, and the rules promulgated thereunder, other than Linwood A. Lacy, Jr. and his affiliates or a trustee or other fiduciary holding the Company’s voting securities under any employment benefit plan, becomes the beneficial owner, as defined under the Exchange Act, directly or indirectly, whether by purchase or acquisition or agreement to act in concert or otherwise, of 35% or more of the outstanding Company’s Voting Securities;

➢

The Company’s stockholders approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Company’s voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being exchanged for securities of the surviving entity) more than 50% of the combined voting power of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

➢	The Company’s stockholders approve an agreement to merge, consolidate, liquidate, or sell all or substantially all of the Company’s assets.

Under his employment agreement, “good reason” is the assignment of duties materially inconsistent with his position and status with the Company prior to the Change of Control, without Mr. Leto’s consent.

Mr. Leto and the Company also entered into a Change of Control Agreement providing, in addition to the change of control payments and benefits noted above, for the immediate vesting of unvested stock options awarded in 2006, and subsequent awards if any, upon a change of control. The equity vesting would occur if Mr. Leto is terminated without cause or terminates for “good reason.” The definition of “change of control” and “good reason” are the same as above under the heading “CEO Change of Control”. Mr. Leto is also entitled to a tax gross up payment if excise taxes are payable on these benefits after the change of control.

2007 Annual Base Salary ($)[1]	Historical 12 month incentive (EBT) earned ($) [2]	Equity vesting ($) [3]	Total ($)
500,000	642,500	2,073,876	3,216,376

____________________________

1 Lump sum one year base salary (2007) payable under the Employment Agreement.

2 The amount represents historical 12 month short term incentive earned as of December 31, 2007 payable under the Employment Agreement.

3 The amount represents the value of stock (options, restricted and SSARs) that would vest automatically pursuant to the Change of Control Agreement using the stock price of $9.86 per share on December 31, 2007 payable under the Change of Control Agreement.

If Mr. Leto is terminated for cause, the Company will have no obligations to Mr. Leto other than reimbursement of expenses incurred prior to such termination. If Mr. Leto resigns (other than as described above), then he will not be entitled to further compensation except as may be provided by the terms of any benefit plans of the Company in which he participates and the terms of any outstanding equity grants, for salary accrued but unpaid through the date of resignation and reimbursement of expense incurred prior to such date.

Scott Friedlander, Joseph Ragan, William Weber and Robert Mitchell

The Company has entered into Change of Control Agreements and Severance Agreements with certain key employees, including the named executive officers, other than Mr. James Leto. The Change of

Control Agreements and Severance Agreements are designed to promote stability and continuity of senior management. Information regarding applicable payments under the Change of Control Agreements for the named executive officers is provided under the heading “Change of Control.”

Severance Agreements

As of March 2006, four of the Named Executive Officers and 5 other officers also have a Severance Agreement. James Leto, CEO, has a separate severance plan as provided in the Employment Agreement between Mr. Leto and GTSI, as noted above.

The Company entered into a Severance Agreement with Messrs. Friedlander, Ragan, Weber and Mitchell. Each of Messrs. Friedlander, Ragan, Weber and Mitchell are referred to as an “executive” for purposes of this discussion. Mr. Friedlander’s Severance Agreement was superseded by his Employment Agreement when he was promoted to President and COO.

The agreement with each executive entitles the executive to a severance package should they be terminated by GTSI without “cause,” or they are notified of one of the following conditions, and as a result, resign from GTSI within 30 calendar days of such notice (“resignation”):

➢	The executives’ annual base salary is reduced by more than 20% from its then current amount;
➢

The executives’ duties, responsibilities, authority, reporting structure, title (excluding any minor or inadvertent action which is remedied by the Company immediately after notice by the executive) are significantly or meaningfully, as reasonably determined by the Company, reduced by the Company;

➢

The Company asks the executive to permanently relocate to a different GTSI work site that would increase the executives’ one-way commute distance by more than thirty-five (35) miles from their then principal residence.

In the event of the executives’ termination or resignation, the Company will pay the executive a severance payment in an amount equal to six months of the executives’ then current annual base salary (nine months for Scott Friedlander) (the “Severance Compensation”). The lump sum payment will be subject to standard withholdings and deductions.

The Company’s obligation to pay this Severance Compensation is subject to an effective release from the executive.

In the case of a Change of Control, as defined below, the terms of the Change of Control Agreement will supersede the terms of the executives’ Severance Agreement.

The following table sets forth the estimated payment to the executive if the Severance Agreement had been invoked on December 31, 2007:

Name	Cash Benefit ($)
Scott Friedlander	255,000[1]
Joseph Ragan	137,500[2]
William Weber	117,500[2]
Robert Mitchell	112,500[2]

_________________________

1 The amount represents 9 months of base salary, paid out in a lump sum.

2 The amount represents 6 months of base salary, paid out in a lump sum.

2007 Employment Agreement

On December 1, 2007, the Company and Mr. Friedlander entered into an Employment Agreement pursuant to which Mr. Friedlander agreed to serve as President and Chief Operating Officer effective December 1, 2007. Pursuant to the Agreement, the Company will pay Mr. Friedlander a salary at the annual rate of $340,000 and during the term of the Agreement, Mr. Friedlander will have a targeted annual bonus of up to $180,000 at 100% achievement, or $360,000 at 200% achievement.

As noted above, as of December 1, 2007, the Employment Agreement provided Mr. Friedlander with a severance payment equal to nine (9) months of base salary for a termination without cause. As noted below, in the case of termination without cause under a change of control occurrence (the Employment Agreement was amended on February 12, 2008), the Company will provide Mr. Friedlander with a severance equal to 18 months of total targeted compensation. In addition, the Company will provide Mr. Friedlander with the employee benefits accorded other senior executive officers of the Company. This Agreement supersedes the severance agreement and change of control agreements previously entered into between GTSI and Mr. Friedlander.

Change of Control

The Compensation Committee and the Board have approved change of control agreements with the four Named Executive Officers, other than Mr. James Leto, and 14 other officers. These agreements provide that if, within 6 months prior to or 24 months following a change of control, such officer is terminated as an employee of the Company other than for cause, or the officer resigns because his or her compensation is reduced, his or her responsibilities are substantively diminished, or he or she is required to relocate, he or she will receive specific payments based on his or her then current annual salary and targeted annual bonus. Each of Messrs. Friedlander, Ragan, Weber and Mitchell are referred to as an “executive” for purposes of this discussion.

The Change of Control Agreement provides, without changing the nature of the at-will employment relationship, that in connection with a Change of Control, the executive will be entitled to the cash benefits, health insurance benefits, gross-up benefits as well as immediate vesting of any outstanding stock options, restricted stock or SSARs, as described below.

If during or following a Change of Control, the executive is terminated for Cause, the Company will have no obligations to such executive other than reimbursement of expenses incurred prior to such termination. If an executive resigns (other than for Good Reason), then he will not be entitled to further compensation except as may be provided by the terms of any benefit plans of the Company in which he participates and for salary accrued but unpaid through the date of resignation and reimbursement of expenses incurred prior to such date.

Change of Control Termination Benefits. In the event an executive's employment with the Company is terminated without Cause, or the executive resigns for Good Reason during the Change of Control period, or events leading to executive's resignation for Good Reason are effected in anticipation of a Change of Control, including but not limited to an attempt to avoid the Company or its successor's obligations under the Change of Control Agreement, then the following will occur:

(a) As of December 31, 2007, the Company was obligated to provide to the executives a severance payment equal to a set amount of the executive's then Annual Total Target Compensation as set forth in the table below. In the case of Messr. Friedlander the amount is 18 months, Messr. Mitchell the amount is 15 months, Messr. Weber is 12 months, and Messr. Ragan is 6 months.) This amount will be paid in a lump sum manner within 30 days. In addition, the Company will provide the executive, at its expense, with continued group health insurance benefits (medical, dental and vision) for executive and executive's eligible dependents under COBRA for a period of up to six months following the effective date of executive’s termination without Cause or resignation for Good Reason; or the executive is gainfully employed at another place of work, whichever is sooner.

(b) Any unvested stock awards issued to executive will have their vesting accelerated in full so as to become fully vested and immediately exercisable as of the date of such termination.

(c) Payment is contingent on an effective release from the executive.

"Cause" means the executive's

(i) willful and continued failure to substantially perform his/her duties with the Company or willful and continued failure to substantially follow and comply with the specific and lawful directives of the Chief Executive Officer, as reasonably determined by the Chief Executive Officer (other than any such failure resulting from incapacity due to physical or mental illness or any such actual or anticipated failure after notice of resignation), after a written demand for substantial performance is delivered to the executive by the Chief Executive Officer, which demand specifically identifies the manner in which the Chief Executive Officer believes that the executive has not substantially performed his/her duties,

(ii) conviction of any felony involving moral turpitude;

(iii) engaging in illegal business practices or other practices contrary to the written policies of the Company;

(iv) misappropriation of assets of the Company;

(v) continual or repeated insobriety or drug use;

(vi) continual or repeated absence for reasons other than disability or sickness;

(vii) fraud; or

(viii) embezzlement of Company funds.

"Change of Control" includes:

(i) the acquisition by any individual or entity resulting in the control of 50% or more of outstanding shares of GTSI;

(ii) a change in a majority of the Company Board of Directors (other than through an “act of God”) and clearly related to the acquisition if the change occurred during any 12 consecutive months, and the new directors were not elected by the Company’s stockholders or by a majority of the directors who were in office at the beginning of the 12 months; or

(iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation (and the consummation thereafter), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.

"Change of Control Period" means the period of time starting six months prior to the date the Change of Control is effected and ending twenty-four months following such Change of Control.

"Good Reason" means any one of the following events (so long as executive tenders his resignation to the Company within sixty (60) days after the occurrence of the event which forms the basis for any termination for Good Reason and clearly related to the Change of Control event):

(i) any reduction of the executive's then existing annual base salary or annual bonus target;

(ii) any material reduction in the package of benefits and incentives, taken as a whole, provided to the executive (except that employee contributions may be raised to the extent of any cost increases imposed by third parties as applied to the Company as a whole) or any action by the Company which would materially and adversely affect the executive's participation or reduce the executive's benefits under any such plans, except to the extent that such benefits and incentives are reduced as to be made equivalent to the benefits and incentives of all other executive officers of the Company and/or its successor or assign;

(iii) any diminution of the executive's duties, responsibilities, authority, reporting structure, titles or offices, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith which is remedied by the Company immediately after notice thereof is given by the executive;

(iv) request that the executive relocate to a work site that would increase the executive's one-way commute distance by more than thirty-five (35) miles from his then principal residence, unless the executive accepts such relocation opportunity;

(v) any material breach by the Company of its obligations under the agreement; or

(vi) any failure by the Company to obtain the assumption of the agreement by any successor or assign of the Company.

For six months following the termination of employment, each executive agrees not to disclose any confidential information obtained by him while in the employ of the Company with respect to the company’s business. In addition, each executive has agreed that during the term of his employment agreement and for six months thereafter, he generally will not (i) engage in any business in North America that is substantially identical to the business of GTSI or (ii) hire any employee, consultant or director of GTSI or encourage any such person to leave his or her job with GTSI or (iii) induce any client of GTSI to terminate its business relationship with the Company.

If it is determined that any payment or distribution by the Company to or for the benefit of the executive in connection with a Change of Control would be subject to the excise tax imposed by Code Section 4999, then the executive will be entitled to receive an additional payment (a "Gross-up Payment") in an amount such that, after payment by the executive of the excise tax imposed by Section 4999 of the Code on the Gross-up Payment, the executive retains an amount of the Gross-up Payment equal to the excise tax imposed upon the Change of Control payments.

The following table sets forth the established payments and benefits that would be provided to each executive if their employment is severed or materially changed by a Change of Control as of December 31, 2007 if the executive had been terminated without cause or had terminated for good cause:

Name	Base salary benefit ($)	Annual Short Term Incentive Benefit ($)	Health Insurance Benefits ($)[1]	Option Awards/Restricted Shares[2] ($)	Total[7] ($)
Scott Friedlander[3]	510,000	270,000	10,000	633,795	1,423,795
Joseph Ragan[4]	137,500	68,750	10,000	345,524	561,774
William Weber[5]	235,000	117,500	10,000	323,139	685,639
Robert Mitchell[6]	281,250	112,500	10,000	326,008	729,758

______________________________

1 The amount represents an estimate of 6 months of health insurance benefits at the current 2008 rate

2 The amount represents fair market value of option awards, restricted shares and SSARs at the closing price of December 31, 2007 ($9.86)

3 Mr. Friedlander is eligible for 18 months of total target compensation

4 Mr. Ragan is eligible for 6 months of total target compensation

5 Mr. Weber is eligible for 12 months of total target compensation

6 Mr. Mitchell is eligible for 15 months of total target compensation

7 Does not include “gross up” payments based upon determination that the amounts shown would not be subject to the excise tax imposed by Code Section 4999

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company and Federal Airways Corporation, a company of which Mr. Johnson is the owner and president, are parties to a consulting agreement, which began in 1997 and will continue until Mr. Johnson ceases to be a director of the Company or either party terminates the agreement.  Under the agreement, if the Company calls upon Mr. Johnson to provide services in respect of Company matters, the Company pays Mr. Johnson a fee of $2,000 per day for his services and reimburses his related out-of-pocket expenses.  During 2007, the Company paid Federal Airways Corporation $96,000, plus reimbursement of related out-of-pocket expenses of $5,316, for a total of $101,316 for services performed by Mr. Johnson during the year.  During 2000 and 2001, the Company provided substantial equipment financing to a customer that was not otherwise affiliated with the Company or Mr. Johnson. In 2002 this customer was acquired by a “Fortune 100” company for which the Company continues to provide equipment and services. During 2004 the Company obtained additional contracts from this customer for five new locations. Since 2000 the Company has provided this customer more than $250 million of equipment and services, and Mr. Johnson continues to assist the Company in the support of this customer.  Mr. Johnson informed the Company in July, 2006 of his desire to substantially reduce his consulting activity.

Chief Executive Officer James J. Leto’s son, Todd Leto, serves as Senior Vice President, Sales, a division of the Company’s Sales organization. During 2007, Mr. Todd Leto received a salary of $249,432, an incentive of $188,475, country club initiation fee of $15,000, and club membership of $2,603; and in 2006, Mr. Todd Leto received a salary of $219,097, incentive of $154,781, and a bonus of $184,046. By agreement between the Company and James J. Leto, Mr. James Leto does not participate in any decision making at GTSI with respect to Mr. Todd Leto’s performance or compensation.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The following Report of the Audit Committee of the Board (the “Audit Committee”) does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference in any of those filings.

The Board adopted a written Audit Committee Charter, a copy of which is posted on the Company’s Internet website, www.GTSI.com (located on the Investor Relations web page). The Board and the Audit Committee believe that the Audit Committee members are and were at the time of the actions described in this report “independent” as independence is defined in Nasdaq Rule 4200(a)(15).

In overseeing the preparation of the Company’s financial statements, the Audit Committee met with both management and the Company’s independent registered public accounting firm, Ernst & Young LLP and PricewaterhouseCoopers LLP to review and discuss significant accounting issues.

On June 5, 2007, the Company dismissed Ernst & Young LLP as its independent registered public accounting firm. The Company's Audit Committee participated in and made the decision to change the Company's independent registered public accounting firm.

The reports of Ernst & Young on the financial statements of the Company for the fiscal years ended December 31, 2005 and 2006 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle, with an emphasis of a matter of the December 31, 2006 report regarding the Company's required adoption of the Statement of Financial Accounting Standard Number 123(R) Share Based Payment. In addition, Ernst &Young's report for December 31, 2005 stated that there was substantial doubt about the Company's ability to continue as a going concern.

During the fiscal years ended December 31, 2005 and 2006 and through June 5, 2007, there have been no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Ernst & Young would have caused them to make reference thereto in their reports on the financial statements for such years.

During the fiscal years ended December 31, 2005 and 2006, and through June 5, 2007, there were no reportable events within the meaning of Item 304(a)(1)(v), except for the material weaknesses in internal control over financial reporting described in the following paragraphs.

In its Annual Report on Form 10-K for the year ended December 31, 2005, the Company reported it had material weaknesses in the following areas of the Company's internal control over financial reporting: (1) an insufficient number of finance and accounting staff and some of the Company’s finance and accounting staff lacked sufficient training and expertise in areas such as accounting for leasing transactions, revenue recognition for services, and income taxes; (2) insufficient controls over the quarterly and year-end financial close and reporting process; and (3) insufficient execution and oversight related to its customer order fulfillment process during 2005. The combination of the above factors resulted in errors in the preparation of the 2005 interim and annual financial statements in the areas of inventory valuation, accounts payable, accounts receivable, sales, and cost of sales, and resulted in a number of post-closing adjustments to the Company’s consolidated financial statements as of and for the year ended December 31, 2005 and restatement of its interim financial statements for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005.

In addition, in its Annual Report on Form 10-K/A for the fiscal year ended December 31, 2005, the Company reported it had the following additional material weaknesses in the following areas of the Company's internal control over financial reporting: (1) insufficient controls over the accounting for the transfer of receivables to third parties; and (2) insufficient oversight of its accounts payable process, to include a lack of sufficient finance and accounting staff to perform monthly reconciliations of all accounts payable balances. The combination of these additional material weaknesses resulted in errors in the preparation of the 2005, 2004 and 2003 interim and annual financial statements in the areas of lease transactions and related transfers of receivables, inventory valuation, accounts payable, accounts receivable, sales, and cost of sales, and required restatement of the Company’s consolidated financial statements as of and for the year ended December 31, 2005, 2004 and 2003 and restatement of interim financial statements for the first quarter ended March 31, 2006.

The material weaknesses noted above remained in place as of December 31, 2006, as reported in the Company's Annual Report on Form 10-K for the year ended December 31, 2006. Additionally, as of December 31, 2006, Ernst & Young reported to the Company an additional material weakness in the Company's internal control over the revenue recognition process, particularly related to professional services revenue.

The Audit Committee and management discussed these material weaknesses with Ernst & Young and authorized Ernst & Young to respond fully to any inquiries about the Company's material weaknesses over financial reporting as may be made by PricewaterhouseCoopers LLP. Ernst & Young furnished the Company with a letter addressed to the SEC stating Ernst & Young agreed with the above statements. A copy of such letter, dated June 11, 2007, is filed with the SEC.

The Company engaged PricewaterhouseCoopers LLP (“PricewaterhouseCoopers” or “PwC”) as its new independent registered public accounting firm as of June 6, 2007. During the fiscal years ended December 31, 2005 and 2006 and through June 5, 2007, the Company had not consulted with PricewaterhouseCoopers regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report or oral advice was provided to the Company that PricewaterhouseCoopers concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Audit Committee members have reviewed and discussed with the Company’s management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2007. Management advised the Audit Committee that all of the Company’s consolidated financial statements as of and for the year ended December 31, 2007 were prepared in accordance with U.S. generally accepted accounting principles and the Audit Committee discussed such financial statements with both management and PwC.

Prior to the commencement of the audit, the Audit Committee discussed with Company’s management and PwC the overall scope and plans for the audit. Subsequent to the audit and each of the quarterly reviews, the Audit Committee discussed with PwC, with and without management present, the results of their examinations or reviews, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the consolidated financial statements.

The Audit Committee members’ review included discussion with PwC of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, issued by the Auditing Standard Board of the American Institute of Certified Public Accountants.

With respect to the Company’s independent registered public accounting firm, members of the Audit Committee, among other things, discussed with PwC matters relating to its independence, including the written disclosures and letter received by the Audit Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee). The Audit Committee reviewed and pre-approved the non-audit services described below provided by PwC and Ernst & Young during 2007. The Audit Committee has considered whether the provision by PwC of non-audit services to the Company is compatible with maintaining PricewaterhouseCooper’s independence and concluded it was compatible with maintaining the requisite independence.

The Audit Committee also works with the internal auditor that reports directly to the Audit Committee and the Chief Financial Officer.

Management determined that the Company, unlike 2006 was an accelerated filer for its 2007 fiscal year since its float was above the required threshold as of the last business day of its most recently completed second fiscal quarter. As a result, during the course of closing the fiscal year ended December 31, 2007, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. The Audit Committee reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC, as well as the independent registered public accounting firm’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of the consolidated financial statements and the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s remediation efforts with respect to the Company’s material weaknesses and preparations for the evaluation of internal control over financial reporting in the fiscal year ending December 31, 2008.

On the basis of the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Board approve the inclusion of the Company’s audited consolidated financial statements referred to above in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

Audit Committee members for the year ended December 31, 2007:

Barry L. Reisig, Chairman

Joseph Keith Kellogg, Jr.

John Toups

AUDIT FEES

The following table shows the fees paid or incurred by the Company for the audit and other services provided by Ernst & Young, LLP for 2007 and 2006 and PricewaterhouseCoopers LLP for 2007.

	2007 – PWC		2007 – E&Y		2006 – E&Y
Audit Fees	$1,075,000	[1]	$150,000	[1]	$1,735,000	[1]
Audit Related Fees	$6,750		$9,070	[2]	$1,150,000	[2]
Tax Fees	$--		$75,000	[3]	$46,750	[3]
Total	$1,081,750		$234,070		$2,931,750

[1]

Includes fees for audit of consolidated financial statements, audit of internal controls over financial reporting, quarterly reviews, advisory services related to Form S-8 registration statements, and/or advisory services related to certain accounting issues.

[2]	Includes fees for restatement of 2003-2006 financial statements.

[3]	Includes fees for tax return preparation and tax consultation.

Effective May 6, 2003, GTSI was required to obtain pre-approval by our Audit Committee for all audit and permissible non-audit related fees incurred with our independent registered public accounting firm. The Audit Committee has adopted additional pre-approval policies and procedures. All audit and tax fees were approved in advance by the Audit Committee. When it is efficient to do so, we use third parties other than our auditors to perform non-audit work, such as tax work, on behalf of the Company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On June 5, 2007, the Company dismissed Ernst & Young LLP as its independent registered public accounting firm. The Company's Audit Committee participated in and made the decision to change the Company's independent registered public accounting firm. The Company engaged PricewaterhouseCoopers LLP as its new independent registered public accounting firm as of June 6, 2007, and the Company’s independent registered public accounting firm for the year ended December 31, 2007 was PricewaterhouseCoopers LLP. The Board has not yet selected the independent registered public accounting firm for the Company’s year ending December 31, 2008.

A representative of PricewaterhouseCoopers LLP, who is expected to be present at the Meeting, will have an opportunity to make a statement if he or she so desires, and is expected to be available to respond to appropriate questions.

ANNUAL REPORT

A copy of the Company’s 2007 Annual Report to Stockholders is being delivered to each stockholder as of the Record Date. The Company’s Annual Report on Form 10–K for the year ended December 31, 2007, as filed with the SEC, is also available free of charge to all stockholders of record as of the Record Date by writing to the Company at 3901 Stonecroft Boulevard, Chantilly, Virginia 20151-1010, Attention: Investor Relations.

OTHER MATTERS

The Company currently knows of no matters to be submitted at the Meeting other than those described herein. If any other matters properly come before the Meeting, the proxies will vote the Common Stock they represent as they deem advisable. The persons named as attorneys-in-fact in the proxies are officers of the Company.

By Order of the Board of Directors

Charles E. DeLeon

Secretary

Chantilly, Virginia

March 31, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GTSI CORP.

2008 Annual Meeting of Stockholders

The undersigned stockholder(s) of GTSI Corp., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Company’s Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 31, 2008, and Annual Report for the fiscal year ended December 31, 2007, and hereby appoints James Leto and Charles E. De Leon, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at 10:00 A.M., local time, on April 24, 2008, at the Company’s headquarters located at 3901 Stonecroft Boulevard in Chantilly, Virginia, and at any adjournment(s) thereof, and to vote all Common Stock to which the undersigned would be entitled, if then and there personally present, on the matters set forth below and as more particularly described in the Company’s above-mentioned Proxy Statement:

1.	Election of Directors.
For All Nominees Listed Below (except as marked to the contrary below)	Withhold Authority to Vote For All Nominees Listed

(Instruction: To withhold the authority to vote for any individual nominee, mark the box next to that nominee’s name below.)

Name of Nominees for election as Class 2 directors and Class 1 director (Lloyd Griffiths) of the Company:

Lee Johnson	James J. Leto	Thomas L. Hewitt	Lloyd Griffiths

2.	Approval of Amendment to the Company’s Employee Stock Purchase Plan.

To approve an amendment to the Company’s Employee Stock Purchase Plan to increase the discount rate from five percent (5%) to fifteen percent (15%).

FOR	AGAINST	ABSTAIN

3.	Other Business.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

Any one of such attorneys-in-fact or substitutes as shall be present and shall act at said Annual Meeting or any adjournment(s) thereof shall have and may exercise all powers of said attorneys-in-fact hereunder.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED IN PROPOSAL 1 ABOVE AND FOR APPROVAL OF PROPOSAL 2 ABOVE, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Dated:	__________________, 2008

_____________________________

Signature

_____________________________

Signature

This Proxy should be marked, dated and signed by each stockholder exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both parties should sign.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.